Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VALUECLICK, INC.,
DRAGON SUBSIDIARY CORP.,

VIPER SUBSIDIARY, LLC
DOTOMI, INC.,
AND
David Vogel
(as Equityholder Agent)
Dated as of August 1, 2011

INDEX OFS

Exhibit	Description
Exhibit A	Form of Lock-up Agreement
Exhibit B	Certificate of Merger
Exhibit C	Form of Accredited Investor Questionnaire
Exhibit D	Registration Rights Agreement
Exhibit E	Form of Incentive Plan

TABLE OF DEFINED TERMS	Cross Reference in Agreement

280G Approval	Section 4.5
Action	Section 2.15
Adjustment Event	Section 1.6(e)(ii)
Agreement	Preamble
Ancillary Agreements	Section 2.4(a)
Antitrust Filings	Section 5.1(c)
Antitrust Laws	Section 5.1(c)
Applicable Law	Section 2.21
Average Price	Section 1.6
aware of	Section 9.11(c)
business day	Section 9.11(a)
Cap	Section 7.2(c)(ii)
capital stock	Section 9.11(b)
Cash Consideration	Section 1.6
Cash Consideration Shares	Section 1.6(a)(v)
Cash Merger Share Reduction	Section 1.15
Certificate of Merger	Section 1.3
Certificates	Section 1.9
Closing Date	Section 1.2
Closing Date Working Capital Calculation	Section 1.6(f)
Closing	Section 1.2
COBRA	Section 2.20(a)
Code	Section 1.13
Company Authorizations	Section 2.14
Company Balance Sheet	Section 2.5
Company Capital Stock	Recitals
Company Charter	Section 1.6(a)(vi)(D)
Company Common Stock	Recitals
Company Employee Plan	Section 2.20(a)
Company Financials	Section 2.5
Company In Licenses	Section 2.11(h)
Company Intellectual Property	Section 2.11(a)
Company Material Adverse Effect	Section 2.7
Company Options	Recitals
Company Out Licenses	Section 2.11(g)
Company Plan	Section 2.2(c)
Company	Preamble
Company Preferred Stock	Recitals
Company Registered IP	Section 2.11(b)
Company Representative	Section 4.3
Company Restricted Shares	Section 1.6(h)
Company Schedule	Article II
Company Warrants	Recitals

TABLE OF DEFINED TERMS	Cross Reference in Agreement

Confidential Information	Section 5.2
Continuing Employees	Section 5.17
Copyrights	Section 2.11(a)
D&O Tail Policy	Section 5.15
Designated Employee	Recitals
Designated Employees	Recitals
DGCL	Section 1.1
Dissenting Shares	Section 1.7(a)
Effective Time	Section 1.3
Employee Agreement	Section 2.20(a)
Environmental Law	Section 2.18(a)
Environmental Permits	Section 2.18(c)
Equipment	Section 2.10(c)
Equityholder Agent Reimbursement Set-Aside	Section 1.8
Equityholder Agent	Section 7.2(h)(i)
Equityholder Allocation List	Section 1.6(a)(v)
Equityholder Majority	Section 7.2(h)(i)
Equityholders Merger Consideration	Section 1.6(a)(vi)(E)
Equityholders	Section 1.6(a)(vi)(F)
ERISA Affiliate	Section 2.20(a)
ERISA	Section 2.20(a)
Escrow Agent	Section 7.2(b)
Escrow Agreement	Section 7.2(b)
Escrow Amount	Section 1.8
Escrow Fund	Section 1.8
Exchange Act	Section 3.5
Final Date	Section 8.1(b)
FMLA	Section 2.20(a)
GAAP	Section 1.6(f)
Governmental Entity	Section 2.4(d)
Hazardous Material	Section 2.18(a)
HSR Act	Section 2.4(d)
Indemnified D&O Persons	Section 5.15
Information Statement	Section 4.5
Intellectual Property Rights	Section 2.11(a)
International Employee Plan	Section 2.20(a)
IRS	Section 2.20(a)
ISOs	Section 2.2(c)
IT	Section 5.1(b)
Joint Written Instruction	Section 7.2(g)(i)
knowledge	Section 9.11(c)
known	Section 9.11(c)
Liens	Section 2.2(b)
Lock-up Agreements	Recitals

TABLE OF DEFINED TERMS	Cross Reference in Agreement

Losses	Section 7.2(a)
Material Contracts	Section 2.12(a)
Merger Consideration	Section 1.6
Merger	Recitals
Merger Sub I	Preamble
Merger Sub	Preamble
Mergers	Recitals
Minimum Loss Amount	Section 7.2(c)(ii)
Multiemployer Plan	Section 2.20(a)
Non-Accredited Investor	Section 1.6(a)(vi)
Non-Employee Options	Section 1.6(a)(iv)
Non-Stock Consideration	Section 1.15
Notice of Dispute	Section 7.2(f)
NPI	Section 2.11(v)
Offer Letters	Recitals
Officer's Certificate	Section 7.2(e)
Option Amount	Section 1.6(a)(vi)(G)
Option Exchange Ratio	Section 1.6(a)(vi)(B)
Order	Section 2.9
Parent Common Stock	Recitals
Parent Material Adverse Effect	Section 6.2(a)
Parent Plans	Section 5.17
Parent	Preamble
Parent SEC Reports	Section 3.5
Participation Amount	Section 1.6(a)(vi)(A)
Patents	Section 2.11(a)
Pension Plan	Section 2.20(a)
Per Share Preference Amount	Section 1.6(a)(vi)(D)
person	Section 9.11(d)
Post-Closing Tax Period	Section 2.8(a)(i)
Pre-Closing Tax Period	Section 2.8(a)(ii)
Pre-Closing Taxes	Section 9.11(e)
Preference Amount	Section 1.6(a)(vi)C)
Pro Rata Portion	Section 7.2(c)(ii)
Proportionate Interests	Section 1.8
PTO	Section 2.11(a)
Registration Rights Agreement	Section 5.11
Related Party	Section 2.13
Requisite Consents	Section 5.4
Restricted Share Consideration	Section 1.6(h)
Second Merger	Recitals
Section 102 Options	Section 1.6(a)(iv)

TABLE OF DEFINED TERMS	Cross Reference in Agreement

Securities Act	Section 3.5
Special Losses	Section 7.1
Stock Consideration Cap	Section 1.15
Stock Consideration	Section 1.6
Stock Consideration Shares	Section 1.6(a)(v)
Stockholder Approval	Section 2.4(b)
Stockholder	Section 1.6(a)(v)
Straddle Period	Section 2.8(a)(ii)
Straddle Periods	Section 9.11(e)
subsidiarie	Section 9.11(f)
subsidiary	Section 9.11(f)
Surviving Corporation	Section 1.1
Tax Period	Section 2.8(a)(iv)
Tax Return	Section 2.8(a)(v)
Tax	Section 2.8(a)(iii);
Taxes	Section 2.8(a)(iii);
Testing Price	Section 1.15
Third Party Claim	Section 7.3
Third Party Expenses	Section 8.3
Threshold	Section 7.2(c)(ii)
Trade Secrets	Section 2.11(a)
Trademarks	Section 2.11(a)
Updated Capitalization Schedule	Section 6.3(l)
Valuation Date	Section 1.15
Value of Stock Consideration	Section 1.15
Warn Act	Section 2.20(j)
Warrant Per Share Amount	Section 1.6(a)(iii)
Warrant Share	Section 1.6(a)(iii)
Working Capital	Section 1.6(f)

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 1, 2011 by and among ValueClick, Inc., a Delaware corporation (“Parent”), Dragon Subsidiary Corp., a Delaware corporation and a wholly‑owned subsidiary of Parent (“Merger Sub”), Viper Subsidiary, LLC, a Delaware limited liability company and a wholly‑owned subsidiary of Parent (“Merger Sub I”), Dotomi, Inc., a Delaware corporation (the “Company”) and David Vogel, in his capacity as Equityholder Agent.
RECITALS
A.    The Boards of Directors of each of the Company, Parent, Merger Sub and Merger Sub I believe it is advisable and in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.
B.    Pursuant to the Merger, among other things, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”), shall be converted into the right to receive an amount in cash, shares of common stock of Parent, par value $0.001 per share (“Parent Common Stock”), or a combination thereof, determined pursuant to Section 1.6(a), subject to adjustment pursuant to Sections 1.6(e) and 1.6(f) hereof and subject to the provisions of Section 1.8 hereof pursuant to which a portion of the Merger Consideration allocable to the holders of Company Capital Stock pursuant to the Merger will be deposited into the Escrow Fund and the Equityholder Agent Reimbursement Set-Aside .
C.    Pursuant to the Merger, all outstanding options to purchase shares of Company Common Stock at the Effective Time other than Cashed-Out Options (the “Company Options”) shall be assumed by Parent and shall be adjusted to become exercisable for shares of Parent Common Stock from and after the Effective Time, as provided in Section 1.6(b). References herein to the Company Options do not include the Cashed-Out Options.
D.    Pursuant to the Merger, all outstanding warrants to purchase Company Capital Stock (“Company Warrants”) shall be canceled and extinguished as of the Effective Time and shall be converted in to the right to receive an amount of cash and/or shares of Parent Common Stock determined pursuant to Section 1.6(a), subject to adjustment pursuant to Section 1.6(e) and 1.6(f) hereof and subject to the provisions of Sections 1.8 hereof pursuant to which a portion of the Merger Consideration allocable to the holders of Company Warrants pursuant to the Merger will be deposited into the Escrow Fund and the Equityholder Agent Reimbursement Set-Aside .
E.    Immediately following the Merger, Parent shall cause the Surviving Corporation to be merged with and into Merger Sub I, with Merger Sub I surviving that merger (the “Second Merger” and together with the Merger, the “Mergers”);
F.     Parent, Merger Sub, Merger Sub I and the Company intend for federal income tax purposes that this Agreement constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the regulations promulgated under the Code;
G.    The Company, Parent, Merger Sub and Merger Sub I desire to make certain representations and warranties and other agreements in connection with the Merger.
H.    As a condition and an inducement to Parent to enter into this Agreement, certain employees of the Company (each, a “Designated Employee” and, collectively the “Designated Employees”) have entered into an offer letter with Parent (the “Offer Letters”).
I.    In recognition of the consideration receivable pursuant to the Agreement and in connection with the purchase of all their respective shares of Company Capital Stock or assumption of Company Options pursuant to the Merger, certain individuals have entered into a lock-up agreement with Parent substantially in the form of Exhibit A attached hereto (the “Lock-up Agreements”).
NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER
1.1    The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and (c) the Company shall continue as the corporation surviving the Merger and as a wholly‑owned subsidiary of Parent. The Company as the corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.”

1.2    Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 30699 Russell Ranch Road, Suite 250, Westlake Village, California 91361 as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI, unless another place or time is agreed in writing by Parent and the Company. The date the Closing actually occurs is referred to as the “Closing Date.”
1.3    Actions at the Closing. At the Closing: (a) Parent and Merger Sub shall deliver to the Company the various certificates, instruments and documents referenced in Section 6.2, (b) the Company shall deliver to Parent and Merger Sub the various certificates, instruments and documents referenced in Section 6.3 and (c) the parties hereto shall consummate the Merger by filing the Certificate of Merger in the form of Exhibit B attached hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of acceptance of such Certificate of Merger by the Secretary of State of the State of Delaware being referred to herein as the “Effective Time”).

1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
1.5    Certificate of Incorporation; Bylaws; Officers and Directors. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:
(a)the Company Charter shall, without further action, be amended and restated as set forth in Exhibit A to the Certificate of Merger, and shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law;
(b)the Bylaws of the Company shall, without further action, be amended and restated to read the same as the Bylaws of Merger Sub in effect at the Effective Time, and shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law; and
(c)the officers and directors of Merger Sub at the Effective Time shall become the officers and directors of the Surviving Corporation, to serve as such until the death, resignation, removal or replacement of such persons as provided by law and the Certificate of Incorporation and Bylaws of the Surviving Corporation.
1.6    Merger Consideration; Effect on Capital Stock. The aggregate maximum consideration to be paid by Parent and Merger Sub for all the outstanding shares of Company Capital Stock and rights to acquire Company Capital Stock at the Closing shall be $300,000,000 in cash, shares of Parent Common Stock and the assumption of Company Options, and subject to adjustment as provided in Sections 1.6(e) and 1.6(f) (such amount, as adjusted pursuant to Sections 1.6(e) and 1.6(f), the “Merger Consideration”), and subject to the deposit of a portion of the Merger Consideration into the Escrow Fund and the Equityholder Agent Reimbursement Set-Aside as provided in Section 1.8. With the exception of the Option Amount that will be reflected in the assumption of Company Options, amounts payable with respect to Dissenting Shares, and any adjustment pursuant to Section 1.15, 55% of the Merger Consideration in the aggregate shall consist of cash (such amount, as adjusted, the “Cash Consideration”) and 45% in the aggregate shall consist of shares of Parent Common Stock (the “Stock Consideration”). For the purposes of determining the number of shares of Parent Common Stock included in the Stock Consideration, each share of Parent Common Stock shall be valued at $17.97 (the “Average Price”). On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Merger Sub I, the Company or the Equityholders, the following shall occur:
(a)Conversion of Company Capital Stock. At the Effective Time and subject to Section 1.15:
(i)Company Preferred Stock. Each outstanding share of Company Preferred Stock automatically will be converted into the right to receive an amount, without interest, equal to the Per Share Preference Amount applicable to such class of Company Preferred Stock plus the Participation Amount per share of Company Common Stock into which such share of Company Preferred Stock is convertible, subject to Section 1.8. Such amount will be in the form of consideration set forth on the Schedule 1.6(a), as updated by the Equityholder Allocation List;
(ii)Company Common Stock. Each outstanding share of Company Common Stock automatically will be converted into the right to receive an amount, without interest, equal to the Participation Amount, subject to Section 1.8. Each share of Company Common Stock held by an employee of the Company as of the Effective Time shall receive the Participation Amount in the form of Stock Consideration and each share of Company Common Stock held by a person that is not an employee of the Company as of the Effective Time shall receive the Participation Amount in the form of Cash Consideration, subject to Section 1.6(a)(vi) and Section 1.8;
(iii)Company Warrants. Each Company Warrant shall be cancelled and represent, for each share of Company Capital Stock underlying such Company Warrant (each such share, a “Warrant Share”), a right to receive an amount, without interest, equal to the amount such share of Company Capital Stock would be entitled if it were issued and outstanding, less the applicable per share exercise price for such Warrant Share (the “Warrant Per Share Amount”), subject to Section 1.8. In the event that the exercise price per share for any Company Warrant is greater than the amount to which such share of Company Capital Stock would be entitled if it were issued and outstanding, then such Company Warrant shall be terminated by the Company as of the Effective Time for no consideration;
(iv)Cashed-Out Options. Each (x) option to purchase shares of Company Common Stock granted under the Company's sub plan under the Company Plan pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 (the "Section 102 Options") and (y) vested option to purchase shares of Company Common Stock granted under the Company Plan held by a person who is not an employee of the Company as of the Effective Time (the “Non-Employee Options”) shall not be assumed by Parent but shall entitle its beneficial holder to be paid an amount in cash for each share underlying such option, equal to the Participation Amount minus the exercise price per share for such Cashed-Out Option.  For the Section 102 Options, such consideration shall be transferred to the trustee appointed by the Company with respect to Section 102 Options, who shall perform withholding in accordance with the requirements of Section 102 of the Israeli Income Tax Ordinance [New Version] 1961 and distribute the balance to the beneficial owner of the Section 102 Options;
(v)Allocation of Consideration. The amount payable to each Equityholder on account of such Equityholder's shares of Company Capital Stock or Company Warrants shall be payable in cash, shares of Parent Common Stock, or a combination of cash and Parent Common Stock, in each case as set forth on the Equityholder Allocation List provided to Parent as of the date hereof (as updated pursuant to Section 6.3(l)) (the “Equityholder Allocation List” opposite the name of such Equityholder (subject to adjustment pursuant to Section 1.6(e), 1.6(f) or 1.15 below). In addition, with respect to each Equityholder, the Equityholder Allocation List shall set forth the number of shares of Company Preferred Stock, the number of shares of Company Common Stock, the number of Section 102 Options, the number of Non-Employee Options and the number of Company Warrants being exchanged for Cash Consideration (each such share, options or warrant, a “Cash Consideration Shares”) and the number shares of Company Preferred Stock, the number of shares of Company Common Stock and the number of Company Warrants being exchanged for Stock Consideration (each such share or warrant, “Stock Consideration Shares”), subject to Section 1.15 below;
(vi)Non-Accredited Investors. Notwithstanding the foregoing, any Equityholder (other than a holder of Dissenting Shares) who does not complete and deliver to the Company or Parent prior to the Closing Date an investor questionnaire in the form of Exhibit C (unless such Equityholder is an employee of the Company at Closing or Parent in its sole discretion determines such Equityholder is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire) (a “Non‑Accredited Investor”) shall receive the amount of Merger Consideration payable to such Equityholder pursuant to this Section 1.6(a) solely in the form of Cash Consideration. In the event that the Equityholder Allocation List provides that any of such Non-Accredited Investor's shares are Stock Consideration Shares and such Non-Accredited Investor would receive Stock Consideration, then all of such Non-Accredited Investor's shares shall be treated as Cash Consideration Shares (and none of its shares shall be treated as Stock Consideration Shares, and such Equityholder shall instead receive an amount in cash equal to the Average Price for each share of Parent Common Stock that was allocated to such Equityholder on the Equityholder Allocation List, and the amount of Cash Consideration Shares and Stock Consideration Shares indicated as owned by, and the amount of Cash Consideration and Stock Consideration (valued at the Average Price) allocated to, each other Equityholder (other than Equityholders that are receiving only shares of Parent Common Stock) shall be proportionally adjusted to account for such adjustment for the Non-Accredited Investor, such that the total Merger Consideration allocated to all Equityholders on the Equityholder Allocation List does not exceed the Equityholders Merger Consideration, the total Equityholders Merger Consideration consists 55% of cash and 45% of shares of Parent Common Stock (valued at the Average Price), and the aggregate Cash Consideration Shares and Stock Consideration shares shall be adjusted to provide for such result; provided, however, that to the extent the Equityholder with respect to whom the Cash Consideration is increased pursuant to this Section 1.6(a)(v) is a holder of Company Common Stock or Company Preferred Stock (a “Stockholder”), the adjustment of the Cash Consideration and Stock Consideration payable to other Equityholders shall only be made with respect to amounts payable to Stockholders receiving Stock Consideration. In no event shall Parent issue shares of Parent Common Stock to more than 35 Non-Accredited Investors, and the Company and Parent agree that the Equityholder Allocation List shall be adjusted to provide all Cash Consideration to additional Non-Accredited Investors (with a corresponding reduction of Cash Consideration and increase in Stock Consideration (valued at the Average Price) payable to other Equityholders and a corresponding adjustment to each Equityholder's Cash Consideration shares and Stock Consideration Shares) to the extent that Parent reasonably believes (after consultation with the Company) that more than 35 Non-Accredited Investors would receive shares of Parent Common Stock in the Merger.
For purposes hereof:
(A)“Participation Amount” means (x) the Merger Consideration minus the Preference Amount divided by (y) the sum of (1) the number of shares of Company Common Stock and Company Preferred Stock (calculated on an as-converted to Company Common Stock basis) issued and outstanding as of the Effective Time, and (2) the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options, Cashed-Out Options and Company Warrants issued and outstanding as of the Effective Time (calculated in the case of Company Warrants to purchase Company Preferred Stock, on an as-converted to Company Common Stock basis).
(B)“Option Exchange Ratio” means the quotient obtained by dividing the Participation Amount by the Average Price.
(C)“Preference Amount” means the aggregate Liquidation Preference payable on account of all shares of Company Preferred Stock pursuant to Article IV, Section 2 of the Company's Sixth Amended and Restated Certificate of Incorporation (the “Company Charter”).
(D)“Per Share Preference Amount” means $1.833 in the case of the Series A-1 Preferred Stock, $0.7637504 in the case of the Series A-2 Preferred Stock, $1.767 in the case of the Series B Preferred Stock, $2.10 in the case of the Series C Preferred Stock, $1.00 in the case of the Series D Preferred Stock, in each case plus any declared and unpaid dividends on such shares of Company Preferred Stock.
(E)“Equityholders Merger Consideration” means the Merger Consideration minus the Option Amount.
(F)“Equityholders” means holders of Company Capital Stock, Cashed-Out Options and Company Warrants.
(G)“Option Amount” means the Participation Amount multiplied by the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Options issued and outstanding as of the Effective Time.
(b)Company Options. Each Company Option outstanding at the Effective Time shall be assumed by Parent, and from and after the Effective Time, (i) each outstanding Company Option shall entitle the holder thereof to acquire the number of shares of Parent Common Stock (rounded down to the nearest whole number) determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Option Exchange Ratio and (ii) the exercise price per share of Parent Common Stock subject to such assumed Company Options at and after the Effective Time shall be an amount (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Company Common Stock subject to the Company Option prior to the Effective Time divided by (B) the Option Exchange Ratio. Other than as provided above and except as provided in the relevant Company Option agreement, each assumed Company Option shall be subject to the same vesting schedule (including acceleration provisions) and other terms and conditions for such Company Option as in effect immediately prior to the Effective Time. It is the intention of the parties that each assumed Company Option shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option at the Effective Time. The exercise price per share and the number of shares of Parent Common Stock purchasable pursuant to each assumed Company Option following the Effective Time as well as the terms and conditions of exercise of such option shall be determined in order to comply with Sections 424(a) and 409A of the Code. Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion), if any, to each holder of Company Options setting forth each holder's rights pursuant to the Company Plan, stating that such Company Options shall be treated in the manner set forth in this Section 1.6(b). In the event that the exercise price per share for any Company Option is greater than the Participation Amount, then such Company Option shall be terminated by the Company as of the Effective Time for no consideration.
(c) Actions with respect to Company Options. The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Plan shall terminate and (ii) no holder of a Company Option or any participant in the Company Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their subsidiaries, except the right to receive the payment contemplated by Section 1.6(a)(iv) in cancellation and settlement thereof or the right to have their Company Options become options to purchase shares of Parent Common Stock contemplated by Section 1.6(b).
(d)Merger Sub Stock. Each share of common stock of Merger Sub outstanding as of the Effective Time automatically shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, each stock certificate formerly representing shares of common stock of Merger Sub shall be deemed to represent an equivalent number of shares of common stock of the Surviving Corporation.
(e)Adjustments for Subsequent Changes.
(i)The amount of Merger Consideration and the Option Exchange Ratio payable with respect to the Company Capital Stock, Company Options, Cashed-Out Options or Company Warrants pursuant to Section 1.6 shall be equitably and appropriately adjusted to reflect any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the Company Capital Stock which occurs after the date hereof and prior to the Effective Time.
(ii)If, after the date of this Agreement and prior to the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of Parent or another corporation or entity by reason of any stock split, reverse split, stock combination, stock dividend, reorganization, recapitalization, reclassification or other like change or any arrangement, merger, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of Parent Common Stock to be delivered as the Stock Consideration shall be appropriately adjusted so that each Equityholder shall be entitled to receive at the Effective Time, in lieu of the number of shares of Parent Common Stock provided for in this Section 1.6, such number and kind of shares and/or other securities as such holder would have received if it had held Parent Common Stock on the record date for such Adjustment Event.
(f)Adjustment to Purchase Price. The amount of Merger Consideration paid to the Equityholders shall be subject to adjustment, on a dollar for dollar basis, to the extent that Working Capital is more or less than $15,000,000 as of the Closing Date. For purposes of this Agreement, “Working Capital” is defined as (i) total current assets (as defined under United States generally accepted accounting principles (“GAAP”)) of the Company and its subsidiaries on a combined basis plus the aggregate exercise price of Company Options and Cashed-Out Options, less (ii) the sum of (A) total current liabilities (as defined under GAAP) of the Company and its subsidiaries on a combined basis, (B) all outstanding indebtedness for borrowed money of the Company or any of its subsidiaries, (C) all unpaid fees, costs and expenses incurred by the Company, including legal fees, financial advisor fees (including those described in Section 2.19), employee bonuses and severance benefits payable as a result of arrangements or actions of the Company existing as of the Effective Time and fees for a D&O Tail Policy, in each case, incurred in connection with the negotiation of this Agreement or resulting from the Merger, and (D) all unpaid Pre-Closing Taxes (in each case, without duplication). At least three business days prior to the anticipated Closing Date, the Company shall provide a calculation of the Working Capital of the Company as of the Closing Date (the “Closing Date Working Capital Calculation”), certified by the Company's Chief Executive Officer as true and correct. To the extent that Working Capital as reflected in the Closing Date Working Capital Calculation is less than $15,000,000, the Merger Consideration payable pursuant to Section 1.6 shall be reduced on a dollar for dollar basis by such shortfall, and the amounts payable to the Equityholders as set forth on the Equityholder Allocation List shall be appropriately adjusted. Such adjustment shall be made first by adjustment of the Participation Amount and then to the Preference Amount. To the extent that Working Capital as reflected in the Closing Date Working Capital Calculation is more than $15,000,000, the Merger Consideration payable pursuant to Section 1.6 shall be increased on a dollar for dollar basis by such increase, and the amounts payable to the

Equityholders as set forth on the Equityholder Allocation List shall be appropriately adjusted by adjustment of the Participation Amount. All adjustments to the Merger Consideration payable pursuant to Section 1.6(a) pursuant to this Section 1.6(f) shall be made such that the total Merger Consideration allocated to all Equityholders on the Equityholder Allocation List does not exceed the Equityholders Merger Consideration, as adjusted, and the total Equityholders Merger Consideration consists 55% of cash and 45% of shares of Parent Common Stock (valued at the Average Price). The Option Exchange Ratio shall also be adjusted to reflect the adjusted Participation Amount, but the Option Exchange Ratio shall not be further adjusted after the Effective Time to account for any errors or misstatements in the Closing Date Working Capital Calculation.
(g)No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to Parent Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, Parent shall pay to the holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock, as soon as practicable after the Effective Date (and in the same manner required for delivery of cash and certificates of Parent Common Stock provided in Section 1.9), an amount in cash equal to such fraction multiplied by the Average Price.
(h)Company Restricted Shares. Each share of Company Common Stock subject to a right of repurchase by the Company (other than a right of first refusal) that is issued and outstanding at the Effective Time ("Company Restricted Shares") shall be exchanged for a right to receive the Participation Amount payable in Stock Consideration as set forth on the Equityholder Allocation List, which amount shall be retained by Parent (and, to the extent provided in Section 1.8, held as part of the Escrow Fund) and not issued to the applicable Equityholder and be subject to forfeiture by the Stockholder on the same terms governing such Company Restricted Shares immediately prior to the Effective Time (such shares of Parent Common Stock, until the restrictions thereon lapse, is referred to herein as "Restricted Share Consideration"). Restricted Share Consideration that is held by Parent at a time when the Company Restricted Share with respect to which such Restricted Share Consideration was retained would have ceased to continue to vest (e.g., as a result of a termination of the Stockholder's employment, consulting, independent contracting or other service relationship) shall be permanently retained by Parent; provided, however, that upon forfeiture by a Stockholder of any Restricted Share Consideration, Parent will pay to such Stockholder an amount equal to (i) the repurchase price, if any, in effect immediately prior to the Effective Time of the Company Restricted Shares with respect to which the Restricted Share Consideration relates, multiplied by (ii) the number of Company Restricted Shares with respect to which such Restricted Share Consideration is being retained. Restricted Share Consideration shall be held by Parent until such consideration is no longer subject to permanent retention by Parent. Notwithstanding the foregoing, subject to Article VII, Parent shall issue to former holders of Company Restricted Shares any amount of formerly Restricted Share Consideration with respect to which the restrictions have lapsed in accordance with the terms applicable to the Company Restricted Shares prior to the Merger as such Company Restricted Shares would have ceased to be subject to repurchase thereunder, at times that are consistent with Parent's payroll or employee stock issuance practices, less any Escrow Amount attributable to such Company Restricted Shares. Any such Escrow Amount shall be part of the Escrow Fund and shall be distributed to the holder to the extent provided in Article VII and the Escrow Agreement. The parties agree that, with the exception of any amounts treated as imputed interest or as compensation, any distribution of the Escrow Amount to former holders of Company Restricted Shares shall be treated for income tax purposes as Merger Consideration paid in respect of such Company Restricted Shares.
(i)Offset. If any Equityholder or holder of Company Options is indebted to the Company, such indebtedness shall be offset against the Merger Consideration paid to such Equityholder prior to making any payment to such Equityholder. Any reduction of Stock Consideration for such offset shall be calculated at the Average Price.
1.7    Dissenting Shares.
(a)Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who has properly exercised and perfected appraisal rights for such shares in accordance with the DGCL and who has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are expressly specified in Section 262 of the DGCL.
(b)Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose such holder's appraisal rights (by failing to properly perfect the same or otherwise), then, as of the occurrence of such event, such holder's shares of Company Capital Stock automatically shall be converted into and represent the right to receive only its share of the Merger Consideration as provided in Section 1.6, in each case without interest thereon, upon surrender of the Certificates representing such shares.
(c)The Company shall give Parent and the Equityholder Agent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to seek indemnification from the Escrow Fund (as defined below), pursuant to the claim for Losses provisions of Article VII hereof, the aggregate amounts by which any such Dissenting Shares payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such Dissenting Shares.
1.8    Establishment of Escrow; Interest and Dividends. At the Effective Time, on behalf of the Equityholders, Parent shall deposit into a general escrow account established pursuant to Article VII (the “Escrow Fund”) $28,000,000 of the Merger Consideration (such amount, as increased and decreased by deposits (including interest) and withdrawals pursuant to this Agreement and the Escrow Agreement from time to time, the “Escrow Amount”). The Escrow Amount shall be deposited with the Escrow Agent and disbursed as provided in Article VII. The portion of the Escrow Amount deposited on behalf of each Equityholder shall be in proportion to the percentage that the Participation Amount otherwise payable to such Equityholder on account of such Equityholder's shares of Company Capital Stock and Company Warrants, as specified on the Equityholder Allocation List, bears to the aggregate Participation Amount payable to all Equityholders (such percentage interests, the “Proportionate Interests”) and, with respect to those Equityholders entitled to receive both Cash Consideration and Stock Consideration, both cash and shares of Parent Common Stock will be withheld in proportion to the amount of cash and shares of Parent Common Stock otherwise payable to such Equityholder. For purposes of determining the number of shares of Parent Common Stock to be deposited in the Escrow Fund, each share of Parent Common Stock shall be valued at the Average Price. In addition to the Escrow Amount, $250,000 of the Equityholders Merger Consideration shall be set aside for use by the Equityholder Agent in accordance with Section 7.2 (the “Equityholder Agent Reimbursement Set -Aside”)
1.9    Surrender of Certificates; Payment of Merger Consideration.
(a)Merger Consideration. On the Closing Date, Parent shall have available, in immediately available funds and shares of Parent Common Stock reserved for issuance, the amount of the Merger Consideration less the Escrow Amount (less any amounts otherwise payable with respect to any Dissenting Shares) for payment to the Equityholders entitled thereto as provided below. In addition, at the Effective Time, Parent shall separately deposit the Escrow Amount into the Escrow Fund on behalf of the Equityholders otherwise entitled thereto, as provided in Section 1.8.
(b)Exchange Procedures. As promptly as practicable after the Closing, Parent shall mail to each holder of record of outstanding Company Capital Stock (the instruments representing the same, “Certificates”), an outstanding Cashed-Out Option, or an outstanding Company Warrant a letter of transmittal in the form agreed by Parent and the Company prior to the Effective Time. Upon surrender of a Certificate to Parent, duly endorsed in blank, together with a duly completed and validly executed letter of transmittal, or upon submission of a Company Warrant or a Cashed-Out Option, together with a duly completed and validly executed letter of transmittal, the surrendering Equityholder shall be paid by Parent, as promptly as practicable after the date of proper surrender of a Certificate, Cashed-Out Option or Company Warrant, the amount of Merger Consideration to which such Equityholder is entitled as determined pursuant to Section 1.6 (less amounts deposited in the Escrow Fund on behalf of such Equityholder pursuant to Section 1.8 and subject to Article VII). From and after the Effective Time, until properly surrendered and cancelled, each outstanding Certificate, Cashed-Out Option and Company Warrant will be deemed to evidence only the right to receive the portion of the Merger Consideration payable in respect thereof pursuant to the Merger as set forth on Schedule 1.6 (subject to Section 1.8 and Article VII). Notwithstanding the foregoing, Parent shall pay Merger Consideration to holders of Section 102 Options through the trustee for the Section 102 Options as provided in Section 1.6(a)(iv). As provided in the letter of transmittal, by executing and delivering the same, each Equityholder will (A) acknowledge and agree to perform the obligations attributed to such person hereunder, (B) acknowledge and agree to the indemnification and other obligations set forth in Article VII, and (C) approve and confirm the appointment of the Equityholder Agent. Parent may appoint a paying agent reasonably acceptable to the Company pursuant to a paying agent agreement in form and substance reasonably acceptable to the Company to perform the procedures set forth in this Section 1.9.
(c)Transfers of Ownership. If any Merger Consideration is to be paid or allocated to a person other than the holder in whose name the Certificate surrendered is registered, it will be a condition of the payment or allocation thereof that the Certificate so surrendered must be properly endorsed and accompanied by all documents reasonably required to evidence and effect such transfer and to evidence compliance with any applicable securities laws and that any applicable stock transfer taxes have been paid.
(d)No Liability. Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub, Merger Sub I or the Surviving Corporation shall be liable to any Equityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
1.10    No Further Ownership Rights in Company Common Stock. Following the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of any shares of Company Capital Stock, Company Options, Cashed-Out Options or Company Warrants which were outstanding immediately prior to the Effective Time. If Certificates, Company Options, Cashed-Out Options or Company Warrants are presented to the Surviving Corporation for any reason after the Effective Time, such Certificates or other instruments immediately shall be canceled and exchanged as provided in this Article I (subject to Section 1.8 and Article VII).
1.11    Lost, Stolen or Destroyed Certificates. If any Certificates or Company Warrants have been lost, stolen or destroyed, Parent shall pay such amount (less any amounts deposited into the Escrow Fund on behalf of the holder) as otherwise would be required pursuant to this Article I in exchange for such lost, stolen or destroyed Certificates or Company Warrants promptly following receipt of an affidavit in a form satisfactory to Parent of that fact; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to such payment or issuance require the purported owner of any such lost, stolen or destroyed Certificates or Company Warrants to deliver a bond (in the event that the value of the Merger Consideration payable with respect to such lost Certificate is $250,000 or more) or indemnity agreement (at such owner's sole cost and expense) in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates or Company Warrants alleged to have been lost, stolen or destroyed.
1.12    Necessary Actions; Further Action. If any further action is necessary or desirable at any time after the Effective Time to carry out the purposes of this Agreement and to vest full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub in the Surviving Corporation or to vest Parent with a 100% ownership interest in the Surviving Corporation, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Surviving Corporation or otherwise to take, and the Surviving Corporation shall cause such persons to take, all such lawful, necessary or desirable action so long as such action is not inconsistent with this Agreement.
1.13    Required Deductions and Withholding; Payment of Taxes. The Company, Parent, the Surviving Corporation and the Escrow Agent, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Equityholder such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), under any provision of state, local or foreign tax law or pursuant to any other applicable legal requirement. Such amounts shall be first deducted from any Cash Consideration payable to the applicable Equityholder and second from any Stock Consideration payable to such Equityholder. To the extent such amounts are so deducted or withheld and remitted, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid absent such deduction or withholding.
1.14    Fluctuations in Market Price of Parent Common Stock. Parent, the Company and the Stockholders acknowledge that the market price of the Parent Common Stock may fluctuate significantly. The potential risk of increases or decreases in the price of Parent Common Stock has been taken into account in connection with the negotiation of the amount of cash and Parent Common Stock to which Stockholders will be entitled in the Merger and the conditions on which they will become so entitled.
1.15    Tax Consequences of the Merger.
(a)    Notwithstanding anything in this Agreement to the contrary (except the remaining provisions of this Section 1.15), if the product of (i) the number of shares of Parent Common Stock to be issued in the Merger in exchange for Company Capital Stock (excluding the Restricted Share Consideration) and (ii) the Testing Price (as defined below) (such product, the “Value of Stock Consideration”) is less than 40% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the number and type of Cash Consideration Shares shall be reduced, and the number and type of Stock Consideration Shares shall be increased, so as to cause such percentage to be equal to (as close as possible, but not below) 40%. Such adjustment shall decrease the number and type of Cash Consideration Shares and increase the number and type of Stock Consideration Shares in the manner determined jointly by Parent and the Equityholder Agent; provided, that (A) such adjustment shall be made in a manner that preserves the value to be received by each Stockholder (valuing each share of Parent Common Stock at the Average Price), and (B) the increase in aggregate Stock Consideration is allocated to each Stockholder in proportion to its share of the aggregate Stock Consideration such Stockholder would have received but for this Section 1.15 (unless Parent and Equityholder Agent agree otherwise). For the sake of clarity, no Stockholder who otherwise would receive solely Cash Consideration shall receive Stock Consideration by reason of this Section 1.15. If an adjustment occurs pursuant to this Section 1.15, then the percentage of Stock Consideration and Cash Consideration deposited into the Escrow Fund pursuant to Section 1.8 shall be adjusted to equal the same percentages as the percentages of Merger Consideration comprising Cash Consideration and Stock Consideration as so adjusted, valuing the Stock Consideration using the Average Price. Notwithstanding the foregoing, in no event shall the total number of shares of Parent

Common Stock issued pursuant to the Merger and upon exercise of options assumed by Parent in the Merger exceed 19.9% of the number of shares of Parent Common Stock outstanding immediately prior to the Closing Date (the “Stock Consideration Cap”).
(b)    For purposes of this Section 1.15:
(i)“Non-Stock Consideration” shall mean the sum of (A) the Cash Consideration (including cash transferred to the Escrow Account), (B) any cash paid pursuant to the Lock-up Agreements, (C) any cash to be paid in lieu of fractional shares pursuant to Section 1.6(g), (D) the maximum amount of cash paid and expected to be paid by Parent and the Company on account of Dissenting Shares, (E) any cash or the fair market value of any property that is distributed, transferred, or paid (or deemed for federal income tax purposes to have been distributed, transferred or paid) by the Company to its stockholders and that satisfies the requirements set forth in Treasury Regulation Section 1.368-1(e)(1)(ii), and (F) any other cash or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any person related to Parent within the meaning of Treasury Regulation Section 1.368 1(e)(3)) to Stockholders in exchange for shares of Company Common Stock or Company Preferred Stock in connection with the Merger;
(ii)“Testing Price” shall be the lowest of the following amounts, as reported on the NASDAQ: (A) the closing Parent Common Stock trading price on the Valuation Date, (B) the average between the high and low Parent Common Stock trading prices on the Valuation Date, and (C) the volume weighted average of the trading prices of all shares of Parent Common Stock traded on the Valuation Date.
(iii)“Valuation Date” shall mean the applicable valuation date as counsel for the Company and the Parent mutually agree is appropriate under Treasury Regulation Section 1.368-1(e)(2) for purposes of testing the continuity of interest requirement under Treasury Regulation Section 1.368-1(e) with respect to the Mergers. The parties expect this date to be the trading day immediately preceding the date of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY
The Company hereby represents and warrants to Parent, Merger Sub and Merger Sub I as of the date hereof and as of the Closing Date as follows, subject only to those exceptions in the disclosure letter dated the date hereof supplied by Company to Parent relating to specific sections, subsections and clauses of the following representations and warranties, and such exceptions shall be limited in their effect to such specific sections, subsections and clauses except where it is readily apparent from the face of such disclosure that such exception relates to another section, subsection or clause, in which case it shall also be applicable to such other section, subsection or clause (the “Company Schedule”).
2.1    Organization and Qualification; Subsidiaries, Interests and Joint Ventures. The Company and each of its subsidiaries (each of which is set forth in Section 2.1 of the Company Schedule) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified, except as would not have a Company Material Adverse Effect. Section 2.1 of the Company Schedule sets forth each jurisdiction in which the Company or any subsidiary is qualified, registered, licensed or admitted to do business as a foreign corporation. The Company has made available to Parent true and correct copies of the certificate of incorporation and bylaws or other organizational and governing documents, as applicable, of the Company and each of its subsidiaries, each as amended to date and currently in effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational and governing documents. Other than the subsidiaries listed in Section 2.1 of the Company Schedule, the Company does not directly or indirectly own any equity or similar interest and is not a participant in, any corporation, partnership, joint venture or other business association or entity.
2.2    Company Capital Structure.
(a)Authorized and Outstanding Capital Stock. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which 11,482,817 shares are issued and outstanding as of the date hereof, and (ii) 18,783,719 shares of Company Preferred Stock, of which (1) 313,055 are designated as Series A-1 Preferred Stock, of which 81,833 are issued and outstanding as of the date hereof and which are convertible into 98,684 shares of Company Common Stock, (2) 789,960 are designated as Series A-2 Preferred Stock, of which

471,358 are issued and outstanding as of the date hereof and which are convertible into 471,358 shares of Company Common Stock, (3) 2,857,952 are designated as Series B Preferred Stock, all of which are issued and outstanding as of the date hereof and which are convertible into 3,412,162 shares of Company Common Stock, (4) 5,072,752 are designated as Series C Preferred Stock, of which 5,072,750 are issued and outstanding as of the date hereof and which are convertible into 6,340,936 shares of Company Common Stock, and (5) 9,750,000 are designated as Series D Preferred Stock, of which 9,708,000 are issued and outstanding as of the date hereof and which are convertible into 9,708,000 shares of Company Common Stock. Other than the shares of Company Common Stock and shares of Company Preferred Stock as set forth above, and other than the shares of Company Common Stock or Company Preferred Stock reserved for issuance upon exercise of outstanding Company Options, Cashed-Out Options and Company Warrants as described in Section 2.2(c) and 2.2(d) below, the Company has no other class or series of capital stock or other equity or voting securities (or rights to acquire the same) issued or outstanding or reserved for issuance, and other than the Company Common Stock and Company Preferred Stock described, above, the Company has no other class or series of capital stock or other equity or voting securities authorized. Section 2.2(a) of the Company Schedule lists each Stockholder, including the number of shares held by each such holder. The Company shall deliver an updated copy of such list at the Closing current as of the Closing Date.
(b)Status of Outstanding Capital Stock. All outstanding shares of the capital stock of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with all applicable federal, state and foreign securities laws. All outstanding shares of the capital stock of the Company and each of its subsidiaries were issued, and currently are, free and clear of all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”), other than restrictions on transfer imposed by federal or state securities law, and none of such securities are subject to preemptive rights or rights of first refusal or similar rights. The Company and its subsidiaries are not, and, to the Company's knowledge, none of the Stockholders is a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of first or last offer or similar arrangement in connection with the Merger or the other transactions contemplated hereby. Neither the Company nor any subsidiary is a party to any arrangement, agreement or instrument pursuant to which the Company or such subsidiary may elect to satisfy its obligations by issuing capital stock or other securities (or rights to acquire the same).
(c)Company Options. Section 2.2(c) of the Company Schedule sets forth a list of all outstanding Company Options, including the names of the respective holders thereof, the number and type of securities issuable upon exercise, the exercise price for such underlying securities, the plan or arrangement pursuant to which the Company Options were granted, whether such Company Options are incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or options that are not ISOs, and the vesting status of such Company Options (including the number of shares vested and unvested to date and a description of all circumstances in which the vesting schedule can or will be accelerated). All Company Options have been issued to employees and consultants pursuant to the Company's 2003 Stock Option and incentive Plan (the “Company Plan”). The Company Plan (together with the subplan for the Section 102 Options) is the only stock option, stock incentive or similar plan of the Company since inception. As of the date hereof, the total number of shares of Company Common Stock authorized for issuance pursuant to equity awards granted pursuant to the Company Plan is 12,122,441 of which Company Options and Cashed-Out Options to purchase 3,186,013shares of Company Common Stock currently are issued and outstanding. All Company Options and Cashed-Out Options issued pursuant to the Company Plan (and all shares of Company Common Stock issued upon exercise thereof) were issued in compliance with the terms and requirements of the Company Plan and the requirements of applicable federal, state and foreign securities laws. There are no other outstanding Company Options or Cashed-Out Options or written or, to the knowledge of the Company, oral, agreements, arrangements or understandings to which the Company is a party requiring the Company to issue any Company Options, Cashed-Out Options or any securities or rights exercisable or exchangeable for, or convertible into, shares of Company capital stock or other voting securities. The Company has made available to Parent true and correct copies of the Company Plan and all agreements and arrangements related to or issued under the Company Plan, in each case as amended to date and in effect. All Company Options and Cashed-Out Options were granted using forms of option agreement provided to Parent. There are no currently pending or contemplated amendments, modifications or supplements to the Company Plan or any such agreements or arrangements. The treatment of the Company Options and the Cashed-Out Options in the Merger pursuant to Section 1.6 is permitted under and in accordance with the Company Plan. Section 2.2(c) of the Company Schedule separately sets forth a list of all outstanding Section 102 Options and Non-Employee Options, including the names of the respective holders thereof, the number and type of securities issuable upon exercise, the exercise price for such underlying securities, the plan or arrangement pursuant to which such Cashed-Out Options were granted, whether such Cashed-Out Options are ISOs or options that are not ISOs. The Cashed-Out Options are all fully vested.

(d)Company Warrants. Section 2.2(d) of the Company Schedule sets forth a list of all outstanding Company Warrants, including the names of the respective holders thereof, the number and type of securities issuable upon exercise and the exercise price for such underlying securities. All Company Warrants were issued in compliance with the requirements of applicable federal and state securities laws. The Company has made available to Parent true and correct copies of the Company Warrants and all agreements and arrangements related to or issued under the Company Warrants, in each case as amended to date and in effect. There are no currently pending or contemplated amendments, modifications or supplements to any Company Warrant or any such agreements or arrangements. The treatment of the Company Warrants in the Merger pursuant to Section 1.6 is permitted under and in accordance with the terms of the Company Warrants.
(e)No Other Derivative Securities or Rights. Except for the Company Options, Cashed-Out Options and the Company Warrants, there are no other written or, to the knowledge of the Company, oral, options, warrants, puts, calls, preemptive rights, rights of first or last refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company or any subsidiary is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of the Company's capital stock or other securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understandings or agreement.
(f)No Outstanding Debt Securities. The Company and its subsidiaries have no authorized or issued debt securities or other instruments of indebtedness for borrowed money outstanding.
2.3    Subsidiaries. The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares (a) have been duly authorized, validly issued, fully paid and nonassessable and (b) are owned by the Company free and clear of all Liens, other than restrictions on transfer imposed by federal or state securities law. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements (other than this Agreement) of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities.
2.4    Authority.
(a)The Company has full corporate power and authority to execute and deliver this Agreement and any other agreements or instruments contemplated hereby to which the Company is or will be a party (all such agreements or instruments, collectively, the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject only to the requisite approval of the Merger and this Agreement by the Stockholders. The execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance of the Company's obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than the Stockholder Approval). The Board of Directors of the Company (a) has unanimously approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (b) has unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger and the allocation of the Stock Consideration and the Cash Consideration among the Equityholders) are fair to and in the best interests of the Stockholders. This Agreement has been (and each Ancillary Agreement upon the execution and delivery thereof will be) duly and validly executed and delivered by the Company party thereto, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
(b)The only votes required for the Stockholders to duly approve the Merger and this Agreement (including the allocation of the Stock Consideration and the Cash Consideration among the Equityholders) under the applicable provisions of the DGCL and the Company Charter and Bylaws is the affirmative vote of the holders of (i) more than 50% of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted to Company Common Stock basis, (ii) more than 50% of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted to Company Common Stock basis, and (iii) more than 50% of the outstanding shares of each class of Company Preferred Stock (the “Stockholder Approval”). The Company is not a party or subject to any agreement, arrangement or understanding and, to the Company's knowledge, there is no agreement, arrangement or understanding that restricts or relates to voting, giving of written consents, dividend rights or restrictions on transfer of any Company or subsidiary voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement.
(c)The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not:
(i)conflict with, or result in any violation of, or default under any provision of the Company Charter, Bylaws or similar organizational or governing documents of the Company; or
(ii)conflict with, or result in any material violation of, or default under or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any Material Contract (in each case, subject to the Company obtaining all consents relating to such agreements and instruments) or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its subsidiaries or any of their material properties or assets.
(d)No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) is required by or with respect to the Company or any Stockholder in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
2.5    Company Financial Statements. The Company has made available to Parent true and complete copies of the (i) audited balance sheet of the Company and its subsidiaries as of December 31, 2010 and the audited income statements for each of the years in the three-year period then ended for each of the Company and its subsidiaries and (ii) the unaudited consolidated balance sheet of the Company as of June 30, 2011 (the “Company Balance Sheet”) and the schedules thereto and the related unaudited consolidated income statement for the period then ended (collectively, the “Company Financials”). The Company Financials (a) have been prepared from the books and records of the person to which they relate, (b) are complete and correct in all material respects and (c) have been prepared in accordance with GAAP consistently applied for the periods presented, except as to the unaudited Company Financials, for the omission of notes thereto. The Company Financials present fairly in all material respects the financial condition and operating results of the Company and its subsidiaries as of the dates and during the periods indicated therein (subject to normal year-end adjustments with respect to interim financial statements and except that unaudited financial statements do not contain all required footnotes.
2.6    No Undisclosed Liabilities. The Company and its subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency or guaranty of any type, in excess of $100,000 individually or $500,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or otherwise that would be required to be reflected in financial statements in accordance with GAAP that are not included in the Company Financials or that constitutes an off-balance sheet arrangement within the meaning of Item 303 of Regulation S-K under the Securities Act, except for liabilities or obligations that: (a) have been incurred in the ordinary course of business since the date of the Company Balance Sheet; (b) are reflected in the Closing Date Working Capital Calculation, (c) have been incurred in connection with, or have arisen under or pursuant to, this Agreement and/or the Merger; or (d) are otherwise disclosed (or within any materiality threshold contained in any other representation or warranty) in this Agreement or on the Company Schedule.
2.7    No Changes. Since the date of the Company Balance Sheet, the Company (including its subsidiaries) has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:
(a)any change, event or condition (whether or not covered by insurance) that constitutes a Company Material Adverse Effect;
(b)any acquisition, sale, lease, license or transfer of any material asset, property or right of the Company, including any material Company Intellectual Property;
(c)any capital expenditure or commitment by the Company, in excess of $100,000 individually or $500,000 in the aggregate;
(d)any destruction of, damage to or loss of any material assets or properties (whether or not covered by insurance);
(e)any material change in the Company's accounting methods or practices (including any change in depreciation or amortization policies or rates) or any restatement of financial statements;
(f)any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of the Company or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of its capital stock or other securities, other than redemptions of stock of former employees of the Company;
(g)any amendment or change to the Company Charter, Bylaws or other organizational or governing documents of the Company or any of its subsidiaries;
(h)any material increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its or its subsidiaries respective directors, employees, consultants or advisors, or any declaration, payment or commitment or obligation to pay any bonus or other additional material salary or compensation (including equity) to any such person;
(i)any change in an election or accounting method with respect Taxes or settlement or compromise of any material Tax liability;
(j)any loan by the Company or any of its subsidiaries to any person or entity (other than the advancement or reimbursement of business expenses to employees in the ordinary course of business consistent with past practice), or the incurrence by the Company or any of its subsidiaries of any indebtedness for borrowed money, the guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money, issuance or sale of any debt securities of the Company or any of its subsidiaries or any agreement to guarantee or act as a surety with respect to any payment obligations or debt securities of any other party;
(k)any waiver or release of any material right or claim of or in favor of the Company or any of its subsidiaries, including any material write‑off or other material compromise of any account receivable of, or debt owed to, the Company;
(l)any issuance or sale by the Company or any of its subsidiaries of any shares of capital stock or any other securities (other than the issuance of Company Common Stock upon the exercise of Company Options, Cashed-Out Options or Company Warrants); or
(m)any agreement by the Company or any of its subsidiaries to do any of the foregoing (other than with Parent and its representatives regarding the transactions contemplated by this Agreement).
For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, effect, occurrence or state of facts that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Company and its subsidiaries, taken as a whole, except any such event, change, effect, occurrence or state of facts to the extent resulting from: (a) general economic conditions affecting the industry in which the Company and its subsidiaries operate or the U.S economy as a whole that do not disproportionately affect the Company and its subsidiaries compared to other persons operating in the same industry, (b) actions taken by the Company to comply with any change in Applicable Law or GAAP after the date hereof; (c) any change resulting from any hostilities, war or military or terrorist attack after the date hereof; (d) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that the Parent is the prospective owner of the Company; (e) any event, condition or other matter described on the Company Schedule; or (f) any change resulting from the compliance by the Company with the terms of, or the taking of any action by the Company contemplated or permitted by, this Agreement.
2.8    Tax and Other Returns and Reports.
(a)Definitions. For purposes of this Agreement:
(i)“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date;
(ii)“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date. “Straddle Period” means any Tax Period beginning before the Closing Date and ending after the Closing Date;
(iii)“Tax;” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, escheat, unclaimed property, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever payable to a Governmental Entity, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person;
(iv)“Tax Period” means any period prescribed by Applicable Law or any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid; and
(v)“Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.
(b)(i)    The Company and its subsidiaries have timely filed all Tax Returns they are required to have filed. All Tax Returns filed by the Company and its subsidiaries are true, correct and complete in all material respects, were prepared in material compliance with Applicable Law, and no such Tax Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company and its subsidiaries have complied in all material respects with Applicable Law pertaining to Taxes. The Company and each of its subsidiaries has complied in all material respects with all information reporting and record keeping requirements with respect to Taxes under all Applicable Law, including retention and maintenance of required records with respect thereto, and all such records have been made available to Parent for inspection at the premises of the Company. Neither the Company nor any of its subsidiaries has engaged in, or is a party to, any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 that has not been reported in accordance with Treasury Regulation Section 1.6011-4.Neither the Company nor any of its subsidiaries has filed, or is required to have filed, a Schedule UTP (Form 1120) (determined without regard to the value of its assets)
(ii)The Company made available to Parent true, correct and complete copies of (i) the federal income Tax Returns and all other material Tax Returns filed by or on behalf of the Company or any subsidiary listed in Section 2.8(b) of the Company Schedule, (ii) all audit reports, letter rulings, technical advice memoranda and similar documents issued to or with respect to the Company or any subsidiary by a Governmental Entity relating to Taxes and (iii) all unsatisfied statements of deficiency and any other statement of deficiency reflecting a deficiency assessed against or agreed to by the Company or any subsidiary. No material election has been made with respect to Taxes of the Company or any subsidiary that is not reflected in a Tax Return previously delivered or made available to Parent.
(iii)The Company and its subsidiaries timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and have adequately reserved on the face of the Company Balance Sheet (as opposed to any footnotes) in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date thereof, subject to year-end adjustment consistent with past practice. The Company and each subsidiary has withheld and paid to the applicable financial institution or Tax authority all amounts required by Applicable Law to be withheld from payments to its employees, creditors, shareholders and any other person. The Company and its subsidiaries have no actual or contingent liability for Taxes, other than Taxes reflected on the Company Balance Sheet or incurred in the ordinary course of business since the date of the Company Balance Sheet in amounts consistent with prior years adjusted to reflect changes in ordinary course operating results of the Company and its subsidiaries.
(iv)Except as set forth in Section 2.8 of the Company Disclosure Schedule, no claim for assessment or collection of Taxes is presently being asserted against the Company or any of its subsidiaries, there is no presently pending audit, inquiry, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has received written notice from any Governmental Entity that any such action or proceeding is being contemplated. Section 2.8(b)(iv) of the Company Schedule sets forth all claims for Taxes that have been asserted against the Company or any of its subsidiaries since the inception of the Company or such subsidiary, as applicable. Neither the Company nor any subsidiary of the Company is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax. No power of attorney or similar grant of authority is in place with respect to the Company or any of its subsidiaries with respect to Taxes. Neither the Company nor any of its subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes.
(v)Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
(vi)Neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated, unitary or similar group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been the Company) or has any liability for the Taxes of any other person (other than an entity that is a member of the consolidated group of corporations that has at all times had the Company as its common parent) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Neither the Company nor any subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement.
(vii)Neither the Company nor any subsidiary has agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 263A of the Code); (ii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date, or (v) income deferred under Section 108(i) of the Code. Neither the Company nor any subsidiary has taken action out of the ordinary course of business that would have the effect of deferring an item of income or other measure of Tax to a Post-Closing Tax Period or accelerate a deduction into the Pre-Closing Tax Period. No “ownership change” (as described in Section 382(g) of the Code) has occurred that would have the effect of limiting the use of “pre-change losses”, “excess credit”, foreign tax credit carryovers or net capital losses, in each case, of the Company or its subsidiaries. The Company and its subsidiaries use the accrual method of accounting for federal income tax purposes.
(viii)Section 2.8(b)(viii) of the Company Schedule sets forth, with respect to the Company and each of its subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity. No claim has ever been made by a Governmental Entity in a jurisdiction where Company or any subsidiary does not or did not file Tax Returns that Company or any subsidiary is or may be subject to taxation by that jurisdiction.
(ix)Taking Section 4.5(b) into account, neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.
(x)There are no Liens for Taxes on any assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet delinquent.
(xi)Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(xii)Each Company Option identified as an ISO in Section 2.2(c) of the Company Schedule or otherwise purporting to be an ISO has at all times since the issuance of such Company Option qualified as an “incentive stock option” as such term is defined in Section 422 of the Code, and immediately prior to the Effective Time will be held by a person whose exercise of such Company Option would be governed by Section 421(a) of the

Code (determined without regard to Section 422(a)(1) of the Code). As of the time of its grant, the exercise price of each Company Option was not less than the fair market value of the Company Capital Stock, and there has been no modification made to the terms of any Company Option since the date of its issuance. All Company Common Stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) is either (A) transferable or not subject to a substantial risk of forfeiture within the meaning of Section 83(a)(1) of the Code, or (B) if clause (A) does not apply to such Company Common Stock, is subject to a valid election under Section 83(b) of the Code.
(xiii)None of the Company or any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Section 2.8(b)(xv) of the Company Schedule sets forth all elections pursuant to Treasury Regulation § 301.7701-3 that have been made by business entities in which the Company or any subsidiary owns an equity interest.
(xiv)Neither the Company nor, to the Company's knowledge, any of its affiliates has taken or agreed to take action that would prevent the Merger and the Second Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code (provided that compliance with the terms of this Agreement or any agreement contemplated by this Agreement shall not constitute a breach of this Section 2.8(b)(xiv))
(xv)No portion of the amounts transferred into the Escrow Fund pursuant to this Agreement is subject to withholding taxes at the time of the transfer into Escrow Fund.
(xvi)Neither the Company nor any subsidiary is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. Neither the Company nor any subsidiary is, has been or purported to be an “S corporation” as defined in Section 1361 of the Code.
(c)For purposes of this Section 2.8, references to the Company or any subsidiary shall include references to any predecessors of the Company or any subsidiary to the extent an inaccuracy or breach of a representation as applied to such predecessor could result in a liability of the Company or any of its subsidiaries.
2.9    Restrictions on Business Activities. There is no Contract or any judgment, injunction, order or decree of any Governmental Entity (an “Order”) to which the Company or any subsidiary is a party or otherwise binding upon the Company or any subsidiary which has or reasonably could be expected to have the effect of prohibiting or impairing in any material respect any business practice or activities of the Company or any subsidiary or the conduct of the business as conducted by the Company or any subsidiary.
2.10    Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.
(a)The Company and its subsidiaries own no real property, nor have they ever owned any real property since inception. Section 2.10(a) of the Company Schedule sets forth a list of all real property currently leased by the Company or any of its subsidiaries for future payments of more than $250,000, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms, may be enforced by the Surviving Corporation as the lessee after the Merger and there are no existing defaults or events of default (or events which with notice or lapse of time, or both, would constitute a default) thereunder.
(b)The Company and its subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real, personal and mixed, used or held for use in their business. All such owned properties and assets are free and clear of any Liens, except as reflected in the Company Financials and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All such leased assets and properties are free and clear of any Liens which would materially interfere with, restrict or prohibit the valid use of such leased assets or properties by the Company and its subsidiaries in accordance with the leases related thereto and for the purposes for which the Company initially leased, and currently uses such leased assets and properties.
(c)All equipment (the “Equipment”) owned or leased by the Company or any of its subsidiaries, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted, (ii) is regularly and properly maintained in all material respects, and (iii) is in good operating condition, subject only to normal wear and tear for the age and usage of such respective Equipment.
2.11    Intellectual Property.
(a)Definitions. For purposes of this Agreement, the following terms have the following respective meanings:
(i)“Intellectual Property Rights” means any and all of the following and any and all rights in, arising out of, or associated therewith, whether arising under the law of the United Sates or any other jurisdiction anywhere in the world: (A) issued patents and utility models and applications for any of the foregoing and reissues, divisionals, re-examinations, renewals, extensions, provisionals and continuations thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (B) trade secrets (“Trade Secrets”) and other rights in know-how and confidential or proprietary information; (C) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (D)  industrial designs and any registrations and applications therefor throughout the world; (E)  rights in World Wide Web addresses and domain names; (F) trade names, trademarks and service marks (whether registered or unregistered) and applications therefor (including intent-to-use applications), and all goodwill associated therewith throughout the world (“Trademarks”); (G) moral rights, publicity rights, and any other proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trade Secrets, Copyrights or Trademarks; and (H) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.
(ii)“Company Intellectual Property” means any and all Intellectual Property Rights owned by the Company or any of its subsidiaries or which the Company or any such subsidiary has the right to use pursuant to written license, sublicense or agreement, that are used by the Company or such subsidiaries in the conduct of the business of the Company and its subsidiaries as currently conducted.
(b)Section 2.11(b)(1) of the Company Schedule lists: (i) all Company Intellectual Property owned, in whole or in part, by, or exclusively licensed to, the Company or any of its subsidiaries that is registered, issued or granted by any Governmental Entity and for which an application has been filed with any Governmental Entity (collectively, “Company Registered IP”), identifying for each, (A) the application or registration number, (B) the filing or registration date, (C) the owner of record and whether owned exclusively by the Company or any of its subsidiaries and (D) the status of the application or registration; (ii) any prior or current proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to such item of Company Intellectual Property; and (iii) any actions that must be taken by the Company or any subsidiary in the next one hundred eighty (180) days or by the Surviving Corporation as the successor to (or assignee of) the Company within such period, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, affidavits of use, incontestability filings, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered IP. Neither the Company nor any of its subsidiaries owns or exclusively licenses any software that is material to the conduct of the business of the Company and its subsidiaries as currently conducted.
(c)The Company and its subsidiaries have not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Registered IP that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered IP. All registered Marks, issued Patents and registered Copyrights included in the Company Registered IP are subsisting and, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, neither the Company nor any of its subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like.
(d)All Company Intellectual Property owned, in whole or in part, by the Company or any of its subsidiaries is fully transferable or assignable and licensable without condition or restriction and without any obligation to make any payment of any kind to any third party under any existing contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound.
(e)Within the past twenty-four (24) months, neither the Company nor any subsidiary has received any written notice or claim or, to the knowledge of the Company, any oral notice or claim challenging or questioning the ownership of any Company Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Company's knowledge, is there a reasonable basis for any such claim.

(f)All Company Intellectual Property owned or purported to be owned by the Company or any of its subsidiaries, including all Intellectual Property Rights developed for the Company or any of its subsidiaries by any employees or contractors of the Company or any of its subsidiaries, are owned exclusively by the Company or such subsidiary, free and clear of all Liens other than Permitted Liens.
(g)Except for those licenses listed on Section 2.11(m) of the Company Schedule, none of which has been granted to customers of the Company or its subsidiaries (together, the "Company Out Licenses"), neither the Company nor any of its subsidiaries has pledged or granted any license or other right in or to any Company Intellectual Property to any third party.
(h)Except for licenses for software licensed solely for internal purposes in executable form and used generally in the Company's or any of its subsidiaries' operations that is commercially available on reasonable terms to any person for a license fee of no more than $250,000 in the aggregate and for those licenses granted to the Company and listed on Section 2.11(m) of the Company Schedule and open source software listed on Section 2.11(u) to the Company Disclosure Schedule (together the "Company In Licenses"), all Intellectual Property Rights used by the Company and its subsidiaries in the conduct of their business were created solely by either: (i) employees of the Company or its subsidiaries acting within the scope of their employment (all of whom have assigned all rights, title and interest in and to such Intellectual Property Rights to the Company); or (ii) by third parties who have assigned in writing all right, title and interest in and to such Intellectual Property Rights to the Company or a subsidiary thereof.
(i)The Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary in the operation or conduct of the Company's and its subsidiaries' businesses as currently conducted.
(j)The Company has not granted or assigned back to any person who has licensed any Intellectual Property Rights to the Company or any subsidiary thereof any ownership, license or other rights to improvements made by the Company or such subsidiary with respect to such Intellectual Property Rights.
(k)Neither the Company's or any subsidiary's use of the Company Intellectual Property, nor the conduct of the business of the Company and its subsidiaries as currently conducted: (i) has infringed, misappropriated, violated or diluted, or (ii) does or will infringe, misappropriate, violate, or dilute, any Intellectual Property Rights of any other person. Neither the Company nor any subsidiary has received within the past twenty-four (24) months any written notice or claim or, to the knowledge of the Company, any oral notice or claim, from any third party claiming that the operation of the business of Company as currently conducted has infringed, misappropriated, violated or diluted, or infringes, misappropriates, violates, or dilutes or will infringe, misappropriate, violate or dilute any valid Intellectual Property Right of any third party, nor, to the knowledge of the Company, is there a reasonable basis for any such claim of infringement, misappropriation, violation or dilution. Within the past twenty-four (24) months, neither the Company nor any of its subsidiaries has received any written notice or other written communication offering to grant the Company or such subsidiary a license, or requesting the Company or such subsidiary consider obtaining a license, of Intellectual Property owned by a third party.
(l)No Company Intellectual Property owned or purported to be owned by the Company has been or is subject to any actual or, to the knowledge of the Company, threatened litigation, proceeding (including any proceeding in the PTO or any corresponding foreign office or agency) or outstanding Order, settlement agreement or stipulation in regard to such Company Intellectual Property that restricts in any material respect the Company's use, transfer or licensing thereof or that affects the validity, use or enforceability thereof. There is no Order, agreement, stipulation, arbitral award or other provision which obligates the Company or any subsidiary thereof to grant licenses or ownership interest in any Company Intellectual Property owned or purported to be owned or that may be acquired in the future by the Company or such subsidiary.
(m)Section 2.11(m) of the Company Schedule lists all agreements to which the Company or any of its subsidiaries is a party with respect to any Intellectual Property Rights other than software licensed in executable form and used generally in the Company's or any of its subsidiaries' operations that is commercially available on reasonable terms to any person for a license fee of no more than $100,000 per year. No software included in the Company Intellectual Property has been licensed or otherwise made available by the Company or any of its subsidiaries in source code format. The Company and its subsidiaries are not in breach of, nor have they failed to perform any material obligation under, any of the agreements required to be disclosed on Section 2.11(m) of the Company Schedule and, to the Company's knowledge, no third party to any such Material Contract is in breach thereof or has failed to perform thereunder.
(n)There are no contracts, licenses or agreements between the Company or any subsidiary, on the one hand, and any third party, on the other hand, wherein or whereby the Company or any subsidiary has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such third party with respect to any Intellectual Property Rights, other than pursuant to Material Contracts entered into in the ordinary course of business.
(o)There is no outstanding or threatened dispute or disagreement of which the Company has knowledge with respect to any contract, license or agreement between the Company and any third party relating to the Company Intellectual Property.
(p)To the knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property. No such claims have been threatened, asserted or brought against any third party by the Company or any of its subsidiaries within the past twelve (12) months.
(q)The Company has taken all necessary steps as determined by the Company in the exercise of commercially reasonable business judgment to protect: (i) the Company's and its subsidiaries' rights in all Intellectual Property rights developed by or for, or that is owned by, the Company or any of its subsidiaries and to safeguard the Trade Secrets of the Company and its Subsidiaries; and (ii) all Intellectual Property Rights of others as to which the Company or its subsidiaries has an obligation or duty to protect the same. The Company and each subsidiary has a policy requiring each employee, consultant and independent contractor to execute written proprietary information, confidentiality and assignment of invention and copyright agreements, that: (A) assign to the Company all right, title and interest in and to any Intellectual Property Rights relating to the Company's and its subsidiaries' business that are developed by the employee, consultant or contractor, as applicable, in the course of his, her or its activities for the Company or any subsidiary or are developed during working hours or using the resources of the Company or any subsidiary; and (B) contain provisions designed to prevent unauthorized disclosure of the Company's and its subsidiaries' confidential information. All current employees, consultants and independent contractors have executed and delivered such agreements to the Company in the form made available to Parent, and, to the knowledge of the Company, no party thereto has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement to its signatories. Since January 1, 2006, there has been no disclosure by the Company or any of its subsidiaries of any Trade Secrets or material confidential information of the Company or any of its subsidiaries except pursuant to legally binding confidentiality undertakings.
(r)Neither the execution or performance of this Agreement or the Ancillary Agreements, nor the consummation of the Merger will by reason of agreements into which the Company or any of its subsidiaries have entered prior to consummation of the Merger, result in: (i) the Surviving Corporation's granting (or becoming obligated to license, transfer or grant) to any third party any Intellectual Property Rights or becoming obligated to deliver source code or any confidential or proprietary information to any third party; (ii) the Surviving Corporation's being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of its business; (iii) the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company's rights or interest in any Company Intellectual Property; or; or (iv) the Surviving Corporation's being obligated to pay any penalties whatsoever or to pay any royalties, license fees or similar amounts to any third party at a rate in excess of those which would have been due from the Company absent the consummation of the Merger.
(s)Since January 1, 2006 and, to the Company's knowledge, prior to such date, (x) no government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property developed by or for the Company or any of its subsidiaries in a manner that creates any claim of ownership in favor of any university, college, other educational institution or research center or other third party; and (y) no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third party during a period of time during which such employee, consultant or independent contractor also was performing services for the Company subsidiaries in a manner that creates any claim of ownership in favor of such university, college, other educational institution or research center or other third party.
(t)The Company and its subsidiaries have taken all commercially reasonable steps and implemented all commercially reasonable procedures to protect its information technology systems from the inclusion of any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data in a material manner or that may result in material damage thereto. The Company and its subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to protect its information technology systems from unauthorized access. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the information technology systems.
(u)Section 2.11(u) of the Company Schedule sets forth a list of all “open source” software used by the

Company. The Company's use of all such “open source” software is in compliance with the terms of the applicable open source license agreement.
(v)The Company and its subsidiaries do not collect, nor have they ever collected, personally identifiable information (including name, address, telephone number or email address) with respect to natural persons (“NPI”) in the ordinary course of business. The Company and its subsidiaries have (i) complied in all material respects with their privacy policies and with all Applicable Laws governing the collection, sharing, use or security from unauthorized disclosure of NPI that is possessed or otherwise controlled by the Company or any of its subsidiaries, and (ii) implemented and maintained a system of internal controls sufficient to provide reasonable assurance that the Company and each of its subsidiaries complies in all material respects with such Applicable Laws and that the Company and its subsidiaries will not collect, fail to secure, share or use such NPI in a manner that breaches or violates (A) such laws, (B) any internal or customer-facing privacy or data security policy adopted by the Company or any of its subsidiaries, or (C) any contractual commitment made by the Company or any of its subsidiaries that is applicable to such NPI. Except for disclosures of information required by law or authorized by the provider of the NPI, the Company and its subsidiaries do not sell, rent or otherwise make available to third parties any NPI. No claims have been asserted or, to the knowledge of the Company, threatened with respect to the Company's or its subsidiaries' receipt, collection, use, storage, processing, disclosure or disposal of NPI.
2.12    Agreements, Contracts and Commitments.
(a)Section 2.12(a) of the Company Schedule sets forth all contracts that are material to the business or operations of the Company and its subsidiaries (collectively, the “Material Contracts”) as follows:
(i)any fidelity or surety bond or completion bond;
(ii)any lease of real or personal property involving future payments in excess of $250,000 per year, other than as set forth in Section 2.10(a) of the Company Schedule;
(iii)any agreement of indemnification, warranty, guaranty or suretyship or otherwise obligating the Company or any subsidiary to assume or incur any obligation or liability of a third party, other than on the Company's standard form agreements in the form made available to Parent and other than any such agreement that is not reasonably likely to result in liability to the Company or any subsidiary in excess of $250,000;
(iv)any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;
(v)any agreement, contract or commitment relating to capital expenditures involving future payments in excess of $250,000 in any single year or in any specific circumstance;
(vi)any agreement, arrangement, right, contract or commitment relating to the disposition or acquisition of material assets or properties or any interest in any business enterprise, in each case outside of the ordinary course of the Company's business;
(vii)any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including guaranties or instruments of surety referred to in subparagraph (i) above;
(viii)any purchase order or contract for the purchase of raw materials or the provision of services involving $250,000 or more, other than purchases in the ordinary course of business;
(ix)any distribution, joint marketing, licensing or development agreement;
(x)any consulting agreement, contract or commitment with an individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;
(xi)any other agreement, contract or commitment requires on its face aggregate payments to or by the Company of $250,000 or more and is not cancelable by the Company without penalty within ninety (90) days;
(xii)any contract between the Company or any of its subsidiaries and any Related Party.
(b)None of the Company or any of its subsidiaries has materially breached, violated or defaulted under,

or received written or, to the knowledge of the Company, oral notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract. Each Material Contract is in full force and effect and is not subject to any breach, default or violation thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.
(c)Section 2.12(c) of the Company Schedules sets forth a list of any Contract listed in Section 2.12(a), 2.11(n) or 2.10 that requires any consent, approval or waiver by the other parties thereto in connection with this Agreement, any Ancillary Agreement or the consummation of the transactions consummated hereby or thereby.
2.13    Interested Party Transactions. To the knowledge of the Company, no officer, director, employee or stockholder of the Company or any subsidiary (a “Related Party”) (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has a direct or indirect interest) has any direct or indirect interest in: (a) any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, (b) any entity that purchases from or sells or furnishes any goods or services to the Company or (c) any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.13. The Company is not indebted to any officer, director, employee, consultant or stockholder of the Company (except for amounts due pursuant to regular terms and conditions of employment or consulting arrangements or written employment agreements and reimbursement of immaterial business expenses), and no such person is indebted to the Company.
2.14    Company Authorizations. Section 2.14 of the Company Schedule lists each material consent, license, permit, approval, grant or other authorization issued to the Company or any subsidiary by a Governmental Entity (a) pursuant to which the Company or any subsidiary currently operates or holds any interest in any of its assets or properties or (b) which is required for the operation of its business or the holding of any such interest (collectively, “Company Authorizations”). All Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct the Company's business substantially as currently conducted or to hold any interest in the Company's or any subsidiary's assets or properties. The Company and each subsidiary has complied in all material respects with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non‑renewal as a result of this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.
2.15    Litigation. There is no material action, suit, claim, proceeding, arbitration or investigation (an “Action”) of any nature pending or, to the Company's knowledge, threatened by, against or involving the Company, its assets or properties or, to the knowledge of the Company, any of its officers, directors, employees or agents in their capacity as such, nor, to the knowledge of the Company, is there any basis therefor. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Company, threatened investigation by, any Governmental Entity relating to the Company, any of its subsidiaries, any of their respective properties or assets, or, to the knowledge of the Company, any of their respective officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company or any of its subsidiaries pending, or which the Company or any of its subsidiaries has commenced preparations to initiate, against any other Person.
2.16    Accounts Receivable. All accounts receivable of the Company arose in the ordinary course of business, are bona fide, carried at values determined in accordance with GAAP consistently applied.
2.17    Minute Books. The minute books of the Company and its subsidiaries made available to Parent are the only minute books of such entities and include copies of all board and stockholder actions by written consent since June 1, 2008 to the date they were made available to Parent.
2.18    Environmental Matters.
(a)Hazardous Material. To the Company's knowledge, no underground storage tanks are present on any property that the Company or any subsidiary owns, operates, occupies or leases, except as would not be reasonably expected to result in material liability to the Company and its subsidiaries. To the Company's knowledge, there has been no release of Hazardous Material on any property, including the land, groundwater and surface water, that would reasonably be expected to result in material liability to the Company and its subsidiaries. For purposes of this Agreement, “Hazardous Material” means any substance that has been designated by Environmental Law to be a pollutant or contaminant or radioactive, toxic, or hazardous including, PCBs, asbestos, petroleum, urea‑formaldehyde, and methylene chloride. For purposes of this Agreement, “Environmental Law” means applicable foreign, federal, provincial, state and local statutes, regulations, rules and ordinances relating to pollution, protection of human health, and Hazardous Material, including without limitation substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.
(b)Hazardous Materials Activities. To the Company's knowledge, the Company and its subsidiaries have not transported, stored, used, manufactured, disposed of or released to the environment Hazardous Materials in violation of any Environmental Law in effect on or before the Closing Date, except as would not reasonably be expected to result in material liability to the Company and its subsidiaries.
(c)Permits. To the Company's knowledge, the Company currently holds all material environmental approvals, permits, licenses, clearances and consents required under Environmental Law (“Environmental Permits”) reasonably necessary for the conduct of the Company's and its subsidiaries' businesses as such activities and businesses are currently being conducted. To the knowledge of the Company, all such Environmental Permits are currently are in full force and effect and the Company has received no written notice that it is in violation thereof (or that there are any investigations or inquiries pending with respect thereto) or that any such Environmental Permits might be terminated or not renewed upon their scheduled expiration.
(d)Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Company's knowledge, threatened against the Company or any subsidiary under Environmental Law. The Company is not aware of any fact or circumstance which would reasonably be expected to impose upon the Company, any subsidiary or the Surviving Corporation as the successor to the Company any material liability under Environmental Law.
2.19    Brokers' and Finders' Fees. The Company and its subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby, except with respect to Jefferies & Co.
2.20    Employee Benefit Plans.
(a)Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:
(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;
(ii)“Company Employee Plan” means any employee benefit plan, program, contract, agreement or other arrangement providing for compensation, severance, bonus, pension, savings, profit-sharing, retirement, severance or termination pay, deferred compensation, performance awards, stock or stock‑related awards, health, dental, disability or life insurance or fringe benefits, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to, by the Company or any ERISA Affiliate, or with respect to which Company or any ERISA Affiliate has or may have any liability obligation;
(iii) “Employee Agreement” means each management, employment, severance, change-in-control, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any current or former employee or director with respect to which the Company has or may have any liability or obligation (other than those contemplated by this Agreement);
(iv)“ERISA Affiliate” means each subsidiary of the Company and any other person or entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;
(v)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;
(vi)“FMLA” means the Family Medical Leave Act of 1993, as amended;
(vii)“International Employee Plan” means each Company Employee Plan that has been adopted and is maintained by the Company or any subsidiary, whether informally or formally, or with respect to which the Company or any subsidiary will or may have any liability, for the benefit of employees who perform services exclusively outside the United States;
(viii)“IRS” means the Internal Revenue Service;
(ix)“Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and
(x)“Pension Plan” means each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
(b)Employee Plans and Employee Agreements.
(i) Section 2.20(b)(i) of the Company Schedule contains an accurate and complete list of each material Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any Applicable Law), or to adopt or enter into any Company Employee Plan or Employee Agreement (except as contemplated by the Agreement). All employees of the Company are employed on an at will basis.
(ii)Section 2.20(b)(ii) of the Company Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. To the knowledge of the Company, no such employee or consultant of the Company has made any threat, or otherwise revealed an intent, to terminate such employee's or consultant's relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Other than for any recruiting purposes, the Company is not a party to any agreement for the provision of labor from any outside agency. In the last 24 months, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, if any, and no claims by any governmental agency with regard to such employees.
(iii)The Company has no employee handbooks or manuals, except those for which true and correct copies have been made available to Parent.
(c)Documents. The Company has made available to Parent correct and complete copies of the items listed in Section 2.20(b) of the Company Schedule.
(d)Employee Plan Compliance.
(i)The Company and its ERISA Affiliates (A) have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, (B) are not in material default or violation of any Company Employee Plan and (C) have no knowledge of any default or violation by any other party to any Company Employee Plan.
(ii)Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all Applicable Law, including ERISA and the Code.
(iii)Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code either (A) applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, (B) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or (C) still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or the provider of such Company Employee Plan has confirmed to the Company that such Company Employee Plan is so qualified.
(iv)For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has materially and adversely affected, or reasonably could materially and adversely affect, such qualified status.
(v)No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan.
(vi)There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.
(vii)There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan.
(viii)Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
(ix)The Company and each ERISA Affiliate have timely made, or have properly included in the Company Financials, all contributions and other payments required by and due under the terms of each Company Employee Plan.
(e)No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to:
(i)any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code;
(ii)any Multiemployer Plan;
(iii)any “multiple employer plan” as defined in ERISA or the Code; or
(iv)any “funded welfare plan” within the meaning of Section 419 of the Code.
(v)No Company Employee Plan provides group medical or dental benefits that are not fully insured through an insurance contract.
(f)No Post‑Employment Obligations. No Company Employee Plan provides, or is required to provide, life insurance, medical or other employee welfare benefits to any employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA.
(g)Health Care Compliance. Neither the Company nor any ERISA Affiliate has violated in any material respect any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996 or any amendment to each such act, or any similar provisions of state law applicable to its employees.
(h)Effect of Transaction.
(i)The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any termination of employment) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits obligation to fund benefits or other change in compensation or benefits with respect to any employee, other than as described in Section 2.20(i)(i) of the Company Schedule.
(ii)With respect to any insurance policy which provides funding for benefits under any Company Employee Plan, (A) there is and will be no liability of the Surviving Corporation, the Company, Parent or any of their respective subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement or actual or contingent liability as of or immediately after the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation or similar proceeding, and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.
(i)Employment Matters. During the two (2) years immediately prior to the Effective Date, the Company (i) has been in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees and independent contractors; (ii) has withheld and reported all material amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice), and the Company has not received any written or, to its knowledge, oral notice of any claim alleging that any of the foregoing is untrue. There are no pending, or, to the knowledge of the Company, threatened claims or actions against the Company under any worker's compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. During the three (3) years immediately prior to the Effective Date, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination filed or pending with any Governmental Entity, by or with respect to any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency.
(j)Labor. No work stoppage or labor strike against the Company or an ERISA Affiliate is pending or, to the knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Company. The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its employees and no collective bargaining agreement or union contract is being negotiated by the Company. Neither the Company nor any of its subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local law that remains unsatisfied.
(k)International Employee Plan. Other than with respect to the Company Option Plan, neither the Company nor any ERISA Affiliate currently has the obligation to maintain, establish, sponsor, participate in or contribute to any International Employee Plan, or any other liability (contingent or otherwise) with respect to an International Employee Plan.
(l)Section 409A. Each Company Employee Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2),(3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.
2.21    Compliance with Laws. The Company and each subsidiary has complied in all material respects with and has not received any written, or to the knowledge of the Company, oral, notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Law”). The Company has not received any written, or to the knowledge of the Company, oral, communication during the past two years from any Governmental Entity or other person that alleges that it is not or was not in compliance with any Applicable Law, nor is the Company aware of any reasonable basis for such claim.
2.22    Insurance. The Company has made available to Parent copies of all material insurance policies of the Company and its subsidiaries. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of or obligors on such policies. All premiums due and payable under all such policies have been timely paid and the Company and its subsidiaries are otherwise in material compliance with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.
2.23    Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any subsidiary, agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.
2.24    Customers and Suppliers. No customer which individually accounted for more than 5%, of the Company's consolidated gross revenues during the 12-month period preceding the date hereof, and neither of the top two suppliers of the Company for the five months ended May 31, 2011, has canceled or otherwise terminated, or, to the knowledge of the Company, made any threat to the Company to cancel or otherwise terminate, its relationship with the Company, or has decreased materially its services or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of any such customer and, to the knowledge of the Company, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage or pricing of the services or products of the Company, as the case may be. The Company has not engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.
2.25    Banks and Brokerage Accounts. Section 2.25 of the Company Schedule sets forth:
(a)a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship; and
(b)a true and complete list of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto.
2.26    Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other or similar antitakeover statutes or regulations enacted or promulgated under federal, state or foreign law is applicable with respect to the Company in connection with the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements.
2.27    Accuracy of Stockholder Consent Solicitations. No The Information Statement will not contain any misstatements of material information, and will not omit to contain any information reasonably necessary to make the information provided or conveyed not misleading in the circumstances in which such information was provided or conveyed. The foregoing shall not apply to any information regarding Parent and its subsidiaries provided expressly for the purpose of inclusion in the Information Statement.
2.28    Rule 506 Compliance. The Company has not taken any action which would prevent it from relying on the exemption afforded by Rule 506 under the Securities Act in connection with the issuance of the Stock Consideration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT,
MERGER SUB AND MERGER SUB I
Parent, Merger Sub and Merger Sub I represent and warrant to the Company as follows:
3.1    Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub I is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified. Merger Sub I has the limited liability company power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in its jurisdiction of formation and in each jurisdiction in which it is required to be so qualified
3.2    Authority. Parent and Merger Sub have full corporate power and authority, and Merger Sub I has full limited liability company power and authority, to execute and deliver this Agreement and any Ancillary Agreements to which Parent, Merger Sub and Merger Sub I are or will be parties, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Parent, Merger Sub and Merger Sub I's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and all requisite limited liability company action on the part of Merger Sub I. This Agreement and the Ancillary Agreements have been duly executed and delivered by Parent, Merger Sub and

Merger Sub I, as applicable, and constitute the valid and binding obligations of Parent, Merger Sub and Merger Sub I, as applicable, enforceable against such respective parties in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
3.3    No Conflicts. Except for filings, notices, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, federal, state securities or blue sky laws, and any filings under the HSR Act, the filing of the Certificate of Merger as required by the DGCL and the filing of the registration statements contemplated hereby and the filing of disclosure documents with the SEC, the execution and delivery by Parent, Merger Sub and Merger Sub I of this Agreement and the Ancillary Agreements to which Parent, Merger Sub and Merger Sub I are parties do not, and the observance and performance by such parties of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)conflict with or result in a violation of, or default under any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or the organizational documents of Merger Sub I;
(b)conflict with, or result in any material violation of, or default under or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any agreement that is material to Parent and its subsidiaries, taken as a whole, or any material permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or Merger Sub I or any of their material properties or assets; or
(c)require Parent, Merger Sub or Merger Sub I to obtain any consent, approval or action of, or make any filing with or give notice to, any Person.
3.4    Investment Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby based on arrangements made by or on behalf of Parent, Merger Sub or Merger Sub I.
3.5    SEC Reports; Financial Statements.
(a)Parent has filed all required forms, reports and documents with the SEC since January 1, 2008 (“Parent SEC Reports”), each of which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof.
(b)The audited consolidated financial statements of Parent included in the Parent SEC Reports (a) fairly present in all material respects  the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, (b) were prepared in accordance with GAAP, applied on a consistent basis during the periods involved, and (c) comply in all material respects with applicable the rules and regulations of the Exchange Act as in effect at the time of filing.
(c)No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.
(d)Parent is a well-known seasoned issuer eligible to file an automatic shelf registration statement.
3.6    Parent Common Stock. The Parent Common Stock, when issued and delivered to the Equityholders in exchange for the delivery of their Company Capital Stock pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. Parent has reserved the shares of Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed by Parent pursuant to this Agreement. Parent has reserved the shares of Parent Common Stock to be issued in the Merger and upon exercise of Company Options assumed by Parent pursuant to this Agreement. The capitalization of Parent as of March 31, 2011 is as set forth in Parent's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011.

3.7    Compliance with Laws. Except as may have been otherwise disclosed in the Parent SEC Reports or as would not cause the representation set forth in Section 3.5(a) to be untrue, (i), Parent and its subsidiaries have complied in all material respects with and Parent has not received any written, or to the knowledge of Parent, oral, notices of material violation with respect to, any Applicable Law and (ii) Parent has not received any written, or to the knowledge of Parent, oral, communication during the past two years from any Governmental Entity or other person that alleges that it is not or was not in compliance in all material respects with any Applicable Law, nor is the Company aware of any reasonable basis for such claim.
3.8    No Other Agreements. Except for the agreements contemplated by this Agreement and the Ancillary Agreements, as of the date hereof, none of Parent or any of its affiliates has any agreement with any director, officer, employee or stockholder of the Company that is material to the Merger or the other transactions contemplated by this Agreement.
3.9    Financial Ability. Parent has the financial capability to consummate the Mergers and the other transactions contemplated by this Agreement, and Parent understands that its obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing to Parent or any of its affiliates.
3.10    Independent Investigation; No Other Representations and Warranties of the Company. Parent agrees that none of the Company or any of its respective affiliates have made and shall not be deemed to have made, nor has Parent or any of its affiliates relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, its business, the Merger or the other transactions contemplated by this Agreement, other than those representations, warranties, covenants and agreements explicitly set forth in this Agreement. Without limiting the generality of the foregoing, Parent agrees that no representation or warranty, express or implied, is made with respect to any financial projections or budgets. Nothing in this Section 3.10 shall be deemed to waive any right or remedy arising by reason of fraud or willful misconduct.
3.11    Tax-Free Reorganization. Neither the Parent nor, to the Parent's knowledge, any of its affiliates has taken or agreed to take action that would prevent the Merger and the Second Merger together from qualifying as a reorganization under the provisions of Section 368(a) of the Code (provided that compliance with the terms of this Agreement shall not constitute a breach of this Section 3.11).
ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1    Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company agrees:
(a)to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;
(b)to timely pay its debts and Taxes and to timely file all Tax Returns when due;
(c)to pay or perform all other material obligations when due; and
(d)to use reasonable efforts consistent with past practice and policies to preserve intact the Company's current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it;
all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses through the Effective Time.
4.2    Negative Covenants. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company and its subsidiaries shall not, without the prior written consent of Parent or as expressly contemplated by this Agreement:
(a)enter into any commitment or transaction not in the ordinary course of business, or any commitment or transaction of the type described in Section 2.7 hereof;
(b)sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than pursuant to non-exclusive end user licenses in the ordinary course of business);

(c)enter into or amend any material agreements pursuant to which any other party is granted marketing, distribution or similar rights other than in the ordinary course of business consistent with past practice;
(d)amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedule;
(e)commence or settle any litigation, action or claim with a value in excess of $100,000;
(f)declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other securities;
(g)split, combine or reclassify any of its capital stock or other securities;
(h)issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other securities of the Company;
(i)purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities (including options, warrants or other rights exercisable therefor) other than from departing employees in the ordinary course of business;
(j)except for the issuance of shares of Company Common Stock upon exercise or conversion of Company Options, Cashed-Out Options or Company Warrants outstanding as of the date hereof, (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of or (ii) purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to sell or issue any such shares or other convertible securities;
(k)cause or permit any amendments to the Company Charter or Bylaws or other organizational or governing documents of the Company or any subsidiary;
(l)acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of any such person, or by any other manner;
(m)acquire or agree to acquire any assets, other than in the ordinary course of the Company's business consistent with past practice;
(n)sell, lease, license or otherwise transfer or dispose of any of its owned or controlled properties or assets, or, other than in the ordinary course of business consistent with past practice, cause or permit the termination or lapse of any leases or licenses with respect to any of its leased or licensed properties or assets;
(o)incur any indebtedness for borrowed money or guarantee or agree to act as a surety for any indebtedness;
(p)sell or issue any debt securities of the Company or any subsidiary or guarantee or agree to act as a surety for any debt securities of others;
(q)grant or amend any existing agreement to provide severance or termination pay, or provide such pay, to any director or officer or to any other employee, consultant or contractor, except payments made pursuant to standard written agreements outstanding on the date hereof and as disclosed in the Company Schedule;
(r)adopt any new severance, termination, indemnification or other policies, agreements or arrangements, the benefits of which are contingent upon the occurrence of a transaction involving the Company, including the Merger;
(s)adopt or, except as required by Applicable Law, amend any Company Employee Plan or enter into any employment or consulting contract, pay or agree to pay any special bonus or special remuneration to any director, officer or employee or consultant, or increase the salaries or wage rates, or fringe benefits (including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals or the change of vesting terms of any Company Options, Cashed-Out Options or Company

Restricted Shares) of any such persons;
(t)waive any stock purchase rights;
(u)accelerate, amend or otherwise modify the terms of any outstanding Company Options, Cashed-Out Options or Company Restricted Shares or reprice or replace Company Options or authorize cash payments in exchange for any Company Options, except as provided in the Company Plan as of the date hereof;
(v)revalue any Company or subsidiary assets or properties, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business;
(w)pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $100,000 (in any one case) or $500,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);
(x)make or change any material election in respect of Taxes except as required by Applicable Law, file an amended Tax Return or claim for refund of Taxes, adopt or change any accounting method in respect of Taxes except as required by Applicable Law, enter into any agreement with respect to Taxes with any Governmental Entity, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(y)enter into any strategic alliance or joint marketing arrangement or agreement; or
(z)take, or agree to take, any of the actions described above.
4.3    No Solicitation. Until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company will not, nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates (any of the foregoing, a “Company Representative”) to, directly or indirectly, take any of the following actions with any party other than Parent and its designees:
(a)solicit, initiate, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of assets or capital stock or otherwise), any portion of the Company's or its subsidiaries' capital stock or assets or any equity interest in the Company or any of its subsidiaries;
(b)provide information with respect to the Company or its business to any person other than Parent and its designees (other than provision of information to customers, suppliers and other business partners for matters unrelated to any possible acquisition of the Company (not including the Merger or as otherwise contemplated by this Agreement), in each case (other than with respect to the Merger)in the ordinary course of business, consistent with past practice), or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company's or its subsidiaries' capital stock or assets or any equity interest in the Company or any of its subsidiaries;
(c)enter into any agreement or understanding with any person other than Parent and its designees, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company's or its subsidiaries' capital stock or assets or any equity interest in the Company or any of its subsidiaries; or
(d)make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company's or its subsidiaries' capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person other than Parent and its designees.
The taking of any action described in clauses (a) through (d) above by the Company or any Company Representative shall be deemed a material breach by the Company of this Agreement, regardless of the party who actually takes such action. The Company shall immediately cease and cause to be terminated any such contacts, negotiations or activities with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives any offer or proposal relating to any such transaction or proposed transaction at any time prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall notify Parent thereof within 24 hours.
4.4    Stockholder Approval. The Company will use its best efforts to obtain the Stockholder Approval pursuant to a written consent in a form reasonably acceptable to Parent as promptly as practicable after the execution and delivery of this Agreement and in no event more than seven (7) hours after the execution and delivery of this Agreement.
4.5    Information Statement; 280G Stockholder Approval.
(a)As soon as practicable (and in any event within 5 days) after the execution of this Agreement, the Company shall distribute to the Stockholders that did not execute the Stockholder Approval pursuant to Section 4.4, in a form approved in advance by Parent, an information statement and other appropriate documents (such information statement and other documents, including any amendments or supplements thereto, in each case in the form or forms mailed or delivered to Stockholders, collectively, the "Information Statement") in connection with the obtaining of waivers by the Stockholders of their appraisal rights in connection with the Merger. The Company shall use its commercially reasonable efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws and other applicable legal requirements. Each of Parent and the Company agrees to, and the Company shall cause its subsidiaries to, provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Information Statement. Without limiting the generality of the foregoing, the Company agrees to, and the Company shall cause its subsidiaries to include in the Information Statement a summary of the terms of the transactions contemplated by this Agreement and the other Ancillary Agreements (including the Merger and the allocation of the Cash Consideration and the Stock Consideration among the Equityholders). The Company will promptly advise Parent and Parent will promptly advise the Company in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading with respect to any material fact or comply with Applicable Law. The Information Statement shall (A) contain the unanimous recommendation of the Company Board that the Stockholders adopt and approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger and the allocation of the Cash Consideration and the Stock Consideration among the Equityholders) and the determination of the Company Board that the terms and conditions of the Merger are advisable, and in the best interests of the Stockholders; (B) if the Stockholder Approval has been obtained, notify the Stockholders of the receipt by the Company of the votes or written consents of holders of shares of Company Capital Stock sufficient to adopt and approve the matters specified in clause (A) above; and (C) notify the Stockholders of their appraisal rights under the DGCL. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved in writing (including by email) by Parent prior to such inclusion. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing and mailing to Stockholders such amendment or supplement.
(b)Prior to the Closing Date, the Company shall distribute to the Stockholders (i) written consents of the Stockholders to approve or disapprove, under Section 280G(b)(5)(A)(ii) of the Code, any compensation, benefit or amounts that may be deemed to result in an “excess parachute payment” (within the meaning of Section 280G(c) of the Code) to each person who is a “disqualified individual” with respect to the Company, within the meaning of Section 280G(c) of the Code, such that such compensation, benefit or amounts will not be payable or otherwise inure to the benefit of such person in a manner that will result in such amount being treated as such an “excess parachute payment” (such approval, the “280G Approval”); and (ii) adequate disclosure to the Stockholders entitled to vote on such matter of all material facts concerning all payments (or other benefits) that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Code Section 280G in a manner that satisfies Code Section 280G(b)(5)(B)(ii) and regulations promulgated thereunder.
(c)The Parent and its counsel shall have the right and a reasonable opportunity to review and comment on all documents to be delivered to the Stockholders in connection with the written consents.

ARTICLE V

ADDITIONAL AGREEMENTS
5.1    Access to Information; Cooperation.
(a)General Access. The Company shall cooperate with and afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Effective Time to (x) all of the Company's properties, books, contracts, commitments and records and (y) all other information concerning the business, properties and personnel of Company as Parent reasonably may request in conducting its business, accounting and legal review and investigation of the Company. Access may be arranged through Jackie Kelly or Jason Bier in a manner reasonably calculated not to disturb the business or operations of the Company in any significant respect. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and any related work papers and supporting documentation promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or in any Ancillary Agreement or the conditions to the obligations of the parties to consummate the Merger and the other transactions contemplated hereby and thereby.
(b)Information Technology Access. To facilitate prompt integration of the Company's information technology (“IT”) inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Parent's IT following the Closing, the Company will provide Parent and its agents, employees and representatives reasonable access, at any time during normal business hours from the date hereof through the Effective Time, to the Company's IT inventory and the Company's personnel responsible for such IT inventory.
(c)Hart-Scott-Rodino. As promptly as practicable after the execution of this Agreement (and, in any event, within five (5) days), each of the Company and Parent will prepare and file any pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the “Antitrust Filings”), including the HSR Act, and will request early termination of the waiting period required under the HSR Act, and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement. The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 5.1(c). Each of Parent and Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). The Parent shall pay the filing fee payable under the HSR Act.
(d)Cooperation. Each party shall notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant to this Section 5.1, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any notification requirements under the Antitrust Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.1, each party shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. To the extent reasonably practicable, neither the Company nor the Parent shall, nor shall they permit their respective representatives to, participate independently in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Merger unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
5.2    Confidentiality. Each of the parties hereto hereby agrees to keep confidential all information or knowledge obtained in any investigation or activities pursuant to Section 5.1, or pursuant to or in connection with the negotiation and execution of this Agreement, the Ancillary Agreements or the effectuation of the transactions contemplated hereby or thereby (“Confidential Information”); provided, however, that the foregoing obligation shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law by the party with the information or knowledge, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed pursuant to Section 5.6 or by order of court or government agency with subpoena powers (provided, that such party shall first give the other party prior notice of such order and a reasonable opportunity to object to such compelled disclosure or take other available action to protect the confidentiality of the otherwise Confidential Information) or (f) is developed independently by either party without reference to, or specific knowledge of, the other parties' Confidential Information.

5.3    Public Disclosure. Unless otherwise required by Applicable Law, no press release or other public disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company or any of its directors, officers, stockholders, employees, agents, consultants, advisors or other representatives without the prior written consent of Parent. Parent anticipates issuing a press release and filing an Interim Report on Form 8-K with respect to the Transaction promptly after execution of this Agreement. Parent shall provide the Company a reasonable opportunity to review such documents in advance, but the Company shall have no approval rights with respect to the scope or substance of such subsequent releases to the extent the matters included are factually accurate and do not disclose any Confidential Information regarding the Company. The Company may include reference to the existence of this Agreement and the transactions contemplated hereby (but without disclosure of the amount of the Merger Consideration or any other financial terms hereof) in any request for any third-party consent necessary for the consummation of the transactions contemplated under this Agreement. The Parent will file a copy of this Agreement with the SEC no earlier than it determines in its sole discretion after consulting with counsel is required by or advisable under Applicable Law.
5.4    Consents. As promptly as practicable after the execution of this Agreement, the Company will use commercially reasonable efforts to obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract (including the Material Contracts) as are required to obtain in connection with the Merger and the other transactions contemplated hereby and by the Ancillary Agreements in order to avoid any conflict with, any violation of, or default under (with or without notice or lapse of time, or both), or to avoid giving rise to any right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any Contract (the “Requisite Consents”).
5.5    Reasonable Efforts. Subject to the terms and conditions provided in this Agreement and any other standards applicable to specific obligations or actions contemplated hereby, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other legal or other impediments or delays, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and secure to the parties hereto the benefits contemplated hereby and thereby; provided, however, that Parent shall not be required to agree to any divestiture by Parent, the Company or any of Parent's or the Company's subsidiaries or affiliates of shares of capital stock or any business, assets or property, or the imposition of any limitation on the ability of any such persons to conduct their respective businesses or to own or exercise control of such assets, properties and stock either prior to or following the Merger.
5.6    Notification of Certain Matters.The Company shall give prompt notice to Parent of the occurrence or non‑occurrence of any event, the occurrence or non‑occurrence of which is reasonably likely to cause any representation or warranty of the Company or the Stockholders contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company hereunder. Parent shall give prompt notice to the Company of the occurrence or non‑occurrence of any event, the occurrence or non‑occurrence of which is reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time or any failure of the Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.6 shall not act as a waiver of or limit or otherwise affect any remedies available to the party receiving such notice by virtue of the events or circumstances referenced in such notice, except as set forth in the following two sentences. The Company may deliver to Parent three days before the anticipated Closing Date an updated disclosure schedule containing disclosures only about the operations of the Company and its subsidiaries in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, such as new customers or suppliers or termination of customers or suppliers (the “Updated Disclosure Schedule”). Only to the extent that such disclosures relate to operations of the Company and its subsidiaries in the ordinary course of business consistent with past practice between the date hereof and the Closing Date, the information in such Updated Disclosure Schedule shall be deemed to modify the representations and warranties of the Company to which they relate for purposes of Section 6.3(a) and Article VII hereof, but no other disclosure in such Updated Disclosure Schedule shall be deemed to constitute an exception to any of the Company's representations and warranties under Article II, nor limit the rights and remedies of Parent and Merger Sub under this Agreement for any breach by the Company of such representation and warranties. For the avoidance of doubt, and without limitation, no Action shall be deemed to be in the ordinary course of business of the Company and its subsidiaries.
5.7    Third Party Expenses. The Company shall cause all Third Party Expenses to be invoiced on or prior to the Closing Date and either paid or discharged in full prior to the Effective Time or included as liabilities of the Company in the Closing Date Working Capital Calculation.
5.8    Private Placement; Blue Sky Laws.
(a)Private Placement. The Parent Common Stock issued in the Merger shall be issued in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act in accordance with this Section 5.8(a).
(b)Compliance With Securities and Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in the Merger. The Company shall use its commercially reasonable efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock in the Merger. No more than five (5) days after the date of this Agreement, the Company will provide Parent with the state or jurisdiction of residence of each Equityholder that is expected to receive Stock Consideration as listed in the Company's records.
5.9    NASDAQ Listing. Parent shall take all such actions as may be necessary to ensure that the shares of Parent Common Stock issuable in the Merger are quoted on the NASDAQ National Market.
5.10    Form S-8. Parent shall file a Registration Statement on Form S-8 with the SEC covering the shares of Parent Common Stock issuable with respect to Company Options as soon as reasonably practicable after the Effective Time, but in no event more than five (5) business days after the Closing Date, and will use all commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any of such Company Options remain outstanding.
5.11    Registration Rights. At the Closing, Parent and the Equityholders shall enter into a Registration Rights Agreement in substantially the form of Exhibit D hereto (the “Registration Rights Agreement”). Subject to the terms and conditions of the Registration Rights Agreement, the Parent hereby agrees to prepare as soon as practicable following the execution of this Agreement (but, in any event, no later than the Closing Date) and file with the SEC within five (5) business days following the Closing Date, a shelf registration statement on Form S-3 (or any successor form), in compliance with Rule 415 under the Securities Act, with respect to the resale of the shares of Parent Common Stock acquired by Equityholders in connection with the Merger (“Registrable Securities”). The filing of one or more prospectus supplements or other materials under Rule 430B under the Securities Act to include the necessary information to identify the Equityholders holding Registrable Securities as selling security holders and to permit the resale by such Equityholders of the Registrable Securities shall be filed in accordance with the Registration Rights Agreement.
5.12    Second Merger. Immediately following the Effective Time, Parent shall cause the Second Merger to be effected by, among other things, adopting and causing the Surviving Corporation to adopt an agreement and plan of merger and reorganization pursuant to which the Surviving Corporation shall be merged with and into Merger Sub I, with Merger Sub I being the entity surviving the Second Merger as a wholly owned subsidiary of Parent. There shall be no conditions to the Second Merger, other than (a) the consummation of the Merger and (b) the delivery of the opinions referred to in Section 6.1(d). Parent and Merger Sub agree that Merger Sub I shall be a disregarded entity for federal income tax purposes.
5.13    Board Membership. Effective after the Effective Time, the Board of Directors of Parent shall nominate John Giuliani as a director of Parent, to serve from and after the Effective Time until its next annual meeting of stockholders.
5.14    Incentive Plan. Parent shall adopt the Incentive Plan at or prior to Closing in the form attached hereto as Exhibit E.
5.15    Indemnification Provisions. From and after the Effective Time, Parent (solely to the extent of the amount of total assets of the Company as of the Effective Time) and the Surviving Corporation will fulfill and honor the obligations of the Company to its directors and officers (the "Indemnified D&O Persons") pursuant to the indemnification provisions set forth in the Company Charter and Bylaws, as in effect on the date hereof; provided that in no event shall Parent or the Surviving Corporation be obligated to indemnify any person for any amounts payable by such person pursuant to Article VII hereof or as a result of any of the matters described in Section 7.2. Prior to the Effective Time, the Company shall purchase a tail with respect to the termination of its present directors' and officers' liability insurance policy, which tail policy shall have coverage in an amount not less than the existing coverage and shall have other terms not materially less favorable to the insured persons than the directors' and officers' liability insurance coverage maintained by the Company as of the date hereof and shall cover persons who are covered by such insurance as of the Effective Time for a period of at least 6 years after the Closing (the "D&O Tail Policy"). Parent agrees to maintain, and shall cause the Surviving Corporation to maintain, the D&O Tail Policy until it expires in accordance with its terms, provided that Parent shall not have any obligation to pay any additional amounts for such D&O Tail Policy. Neither Parent nor the Surviving Corporation will amend the indemnification provisions set forth in the Company Charter or Bylaws in a manner that adversely affects the Indemnified D&O Persons. The obligations of the Parent and the Surviving Corporation under this Section 5.15 shall continue in full force and effect for a period commencing as of the Closing and ending on the six year anniversary of the Closing; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 5.15 asserted or made within such period shall continue until the final disposition of such claim and, provided, further, that if the D&O Tail Policy is obtained for a period of longer than six (6) years and such policy requires that the underlying indemnification obligations of the Parent or the Surviving Corporation continue for the term of the policy, then the obligations of Parent and the Surviving Corporation under this Section 5.15 shall continue for the length of the D&O Tail Policy, up to a maximum period of ten (10) years from the Effective Time. The provisions of this Section 5.15 are intended to be for the benefit of, and enforceable by, each of the Indemnified D & O Persons and the estate, heirs and representatives of each of them, and except as specified herein, nothing herein shall affect any indemnification rights that the Indemnified D & O Persons (or any of them) or their respective estate, heirs and representatives may have under the Company Charter or Bylaws , any Applicable Law, any Contract or otherwise.
5.16    Company Employees. As of the Effective Time, the Company, the Surviving Corporation, Parent and/or their respective subsidiaries shall provide each employee of the Company that remains an employee of Parent or the Surviving Corporation following the Effective Time (the “Continuing Employees”), with (a) base cash compensation and bonus opportunity for the remainder of 2011 comparable to the base cash compensation and bonus opportunity of such Continuing Employee immediately prior to the Effective Time and (b) comparable types of employee benefits (excluding any defined benefit pension plan and incentive and/or equity-based compensation arrangements) (“Parent Plans”), as those provided to similarly-situated employees of Parent. For purposes of determining eligibility to participate and vesting where length of service is relevant under any Parent Plan (other than a defined benefit pension plan) and to the extent permitted by Applicable Law and the terms of the Parent Plans and subject to any applicable break in service or similar rule, Parent shall provide the Continuing Employees with service credit under the Parent Plans for their period of service with the Company prior to the Effective Time, except where doing so would cause a duplication of benefits. Parent shall use commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Plan that is a group health plan to be waived with respect to such Continuing Employees and their eligible dependents in accordance with Applicable Laws and, if the Effective Time occurs on a date other than the last day of a Company Employee Plan year and such benefits are provided under Parent Plans, Parent shall use commercially reasonable efforts to provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the Company Employee Plan year including the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent Plan in which they are eligible to participate after the Effective Time. Nothing contained in this Section 5.16 shall create any rights of any nature or kind whatsoever in any officer or employee or former officer or employee (including any beneficiary or dependent thereof) of the Company or any subsidiary in respect of continued employment for any specified period. This Section 5.16 shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 5.16 express or implied: (x) is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; (y) shall require the Company or Parent or any of its subsidiaries to maintain any specific employee benefit plan or (z) shall constitute an amendment to any employee benefit plan or program.
5.17    Books and Records. From and after the Closing, the Parent will cause the Surviving Corporation to maintain a reasonable records retention policy. After the Closing, the Stockholder Agent and its accountants, lawyers and representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Surviving Corporation for any purpose relating to the Equityholders' ownership of the Company prior to the Closing, including, without limitation, the preparation of Tax Returns. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.17 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.
5.18    Continuing Counsel. Parent hereby acknowledges that Choate has acted as counsel to the Company prior to the transactions contemplated by this Agreement and the Ancillary Agreements, as well as in connection with the transactions contemplated hereby and thereby, and that the form of the transaction as a merger may result in Parent inheriting the attorney/client relationship and the rights pertaining thereto that currently exists between the Company and Choate. Parent agrees that (a) it will not seek to disqualify Choate from acting and continuing to act as counsel to the Equityholder Agent in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement and the Ancillary Agreements and (b) the Equityholders have a reasonable expectation of privacy with respect to their communications with Choate prior to the Effective Time to the extent that such communications relate, directly or indirectly, to the transactions contemplated by this Agreement and the Ancillary Agreements.
5.19    Warn Act. Parent shall be solely responsible for issuing, serving and delivering all orders and notices required, if any, pursuant to the WARN Act, as amended, or its state or municipal law equivalent, and for any liability resulting from the failure to timely issue such orders or notices in connection with the termination of any employees of any of the Company on or after the Closing Date.

ARTICLE VI

CONDITIONS TO THE MERGER
6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or mutual waiver of the following conditions at or prior to the Effective Time:
(a)No Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated hereby or in the Ancillary Agreements shall be in effect, nor shall there be any pending proceeding brought by any Governmental Entity seeking any of the foregoing, nor any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby or in the Ancillary Agreements, which makes the consummation of the Merger or any such transaction illegal;
(b)No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby or in the Ancillary Agreements illegal or otherwise taken any action to prohibit consummation of the Merger or any such transaction; and
(c)Expiration of Waiting Period. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and at least 20 days shall have elapsed since the mailing of the Information Statement.
(d)    Tax Opinions. Parent and the Company shall have received a written opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, and Choate, Hall & Stewart LLP, counsel to the Company, respectively, in form and substance reasonably satisfactory to Parent and the Company, respectively, to the effect that the Mergers, taken together, should constitute a “reorganization” within the meaning of Section 368 of the Code, and neither of such opinions shall have been withdrawn. The parties hereto shall cooperate and use their commercially reasonable efforts to deliver to Parent's and the Company's tax counsel and tax advisors a certificate containing representations reasonably requested by such counsel and/or advisors in connection with the rendering of any tax opinions to be issued by such counsel and/or advisors with respect to the treatment of the Merger and the Second Merger as a reorganization within the meaning of Section 368(a) of the Code., and such opinions may rely on such representations..
6.2    Additional Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of the Company and may only be waived by the Company in writing if not satisfied):
(a)Representations and Warranties . The representations and warranties of Parent, Merger Sub and Merger Sub I in this Agreement (not taking into account materiality qualifiers or dollar thresholds), taken as a whole, shall be true and correct as of the Effective Time, except as would not have a Parent Material Adverse Effect, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall remain true and correct (not taking into account materiality qualifiers or dollar thresholds), taken as a whole, except as would not have a Parent Material Adverse Effect as of such particular date or time). For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, effect, occurrence or state of facts that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of the Parent and its subsidiaries, taken as a whole, except any such event, change, effect, occurrence or state of facts to the extent resulting from (A) general economic conditions affecting the industry in which the Parent and its subsidiaries operate or the U.S economy as a whole that do not disproportionately affect the Parent and its subsidiaries compared to other persons operating in the same industry, (B) any action taken by Parent or its subsidiaries to comply with any change in Applicable Law or GAAP after the date hereof; or (C) any change resulting from any hostilities, war or military or terrorist attack after the date hereof, (D) changes in the trading price of Parent Common Stock, except to the extent such changes in the trading price are materially disproportionate to changes in the stock markets in the United States generally and in a manner inconsistent with past experience, taking into account that the Parent Common Stock is a high-beta stock.
(b)Performance of Agreements. Each of Parent, Merger Sub and Merger Sub I shall have observed,

performed and complied with, in all material respects, all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with by Parent, Merger Sub and Merger Sub I at or prior to the Effective Time.
(c)Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by an Executive Officer of Parent to the effect that, as of the Effective Time, as to the fulfillment of the conditions set forth in Sections 6.2(a), (b) and (d).
(d)No Parent Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect since the date of execution of this Agreement.
(e)Stockholder Approval. Stockholders holding a sufficient number of the outstanding shares of Company Capital Stock shall have approved this Agreement and any Ancillary Agreements or transactions contemplated hereby or thereby requiring approval by the Stockholders.
(f)Escrow Agreement. The Parent and the Escrow Agent shall have executed and delivered to the Equityholder Agent the Escrow Agreement.
(g)Registration Rights Agreement. Parent shall have executed and delivered to the Equityholder Agent the Registration Rights Agreement.
(h)Employment Matters. The Parent shall not have rescinded any of the Offer Letters of the Designated Employees.
(i)Incentive Plan. The Incentive Plan shall be in full force and effect.
6.3    Additional Conditions to the Obligations of Parent, Merger Sub and Merger Sub I. The obligations of Parent, Merger Sub and Merger Sub I to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of Parent, Merger Sub and Merger Sub I and may only be waived by Parent in writing if not satisfied):
(a)Representations and Warranties . The representations and warranties of the Company in this Agreement shall be true and correct (not taking into account materiality qualifiers or dollar thresholds), taken as a whole, as of the Effective Time, except as would not have a Company Material Adverse Effect, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct (not taking into account materiality qualifiers or dollar thresholds), taken as a whole, except as would not have a Company Material Adverse Effect as of such particular date).
(b)Performance of Agreements. The Company shall have observed, performed and complied with, in all material respects, all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with by the Company at or prior to the Effective Time.
(c)Certificate of Company. The Parent shall have been provided with a certificate executed on behalf of the Company by an Executive Officer of the Company to the effect that, as of the Effective Time, as to the fulfillment of the conditions set forth in Sections 6.3(a), (b) and (d).
(d)No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect since the date of execution of this Agreement.
(e)Employment Matters. The Designated Employees shall be employed by the Company. None of the Designated Employees shall have announced verbally or in writing to the Company or Parent that they are unwilling to continue as employees of the Company from and after the date hereof until the Effective Time and continuing as employees of Parent or the Surviving Corporation after the Effective Time in accordance with the terms and conditions of their Offer Letters.
(f)Stockholder Approval. Stockholders holding enough of the outstanding shares of Company Capital Stock to obtain the Stockholder Approval shall have approved this Agreement and any Ancillary Agreements or transactions contemplated hereby or thereby requiring approval by the stockholders of the Company. Not more than 10% of the outstanding shares of Company Capital Stock shall be Dissenting Shares or continue to have appraisal rights with respect to this Agreement, the Merger and the transactions contemplated hereby and thereby.

(g)Intellectual Property Proceedings. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the validity, enforceability or the Company's rights to use and exploit any Company Intellectual Property shall be in effect, nor shall there be any pending or threatened proceeding brought by any person or any administrative agency or commission or other Governmental Entity seeking any of the foregoing.
(h)Governmental Consents. Any and all consents, waivers, and approvals required to be obtained by the Company from any Governmental Entities shall have been obtained.
(i)Lock-Up Agreements. The Lock-Up Agreements shall be in full force and effect.
(j)Third Party Expenses. Three days prior to the scheduled Closing Date, the Company shall provide Parent a statement setting forth in reasonable detail a full and complete summary of all unpaid Third Party Expenses incurred by the Company certified as to its accuracy and completeness by the Company's Chief Financial Officer and Chief Executive Officer.
(k)Closing Date Working Capital Calculation. The Company shall have provided Parent the Closing Date Working Capital Calculation at least three business days prior to the Closing Date certified by the Chief Executive Officer of the Company as being true, complete and correct.
(l)Updated Capitalization Schedule. At least two business days prior to the Closing Date, the Company shall have delivered an updated schedule of the Company's capitalization table, reflecting the number of shares of Company Capital Stock, Company Options, Cashed-Out Options and Company Warrants, in each case outstanding as of the Effective Time (the "Updated Capitalization Schedule"). The Updated Capitalization Schedule shall include a true and complete list as of the Effective Time of all holders of outstanding Company Capital Stock, an indication of whether Company Options, Cashed-Out Options or Restricted Company Shares are vested or unvested, the vesting schedule of each Company Option, Cashed-Out Option and Company Restricted Share, the exercise price per share and whether such option is a nonqualified stock option or incentive stock option. The Company shall have delivered to Parent a true and complete copy of an updated Equityholder Allocation List in form and substance reasonably satisfactory to Parent, reflecting any adjustment to the Merger Consideration on account of the Closing Date Working Capital Calculation and any change resulting from the Updated Capitalization Schedule. The Updated Capitalization Schedule and the updated Equityholder Allocation List shall be certified as being true, complete and correct by the Chief Executive Officer of the Company.
(m)No Injunctions or Restraints on Conduct of Business by Parent. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or provision challenging Parent's proposed acquisition of Company, or preventing, or restricting in a manner that would materially and adversely affect Parent's ability to, conduct or operate the business of Company (or Parent's or the Surviving Corporation's business following the Merger) shall be in effect, nor shall there be any pending or threatened proceeding brought by any person or any Governmental Entity seeking any of the foregoing.
(n)Warrants. All Company Warrants shall have been cancelled or exercised prior to the Effective Time.
(o)Termination of Stockholder Agreements. The Fourth Amended and Restated Stockholders' Rights Agreement dated as of June 15, 2006 and the Second Amended and Restated Voting Agreement dated as of June 15, 2006shall have been terminated.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW
7.1    Survival of Representations and Warranties. Subject to the limitations provided for herein, all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and any other claims that may be made pursuant to this Article VII shall survive the Merger and continue until the date that is twelve (12) months after the Effective Time, except that claims with respect to any breach of the representations and warranties set forth in Section 2.1 and Section 2.2 and claims for fraud or willful misconduct (“Special Losses”) shall survive until the last day of the longest of any applicable statute of limitations period for any Third Party Claim relating to the particular representation, warranty, covenant or other matter, as the case may be.
7.2    Indemnity and Escrow Arrangements.

(a)Indemnification. Subject to the limitations provided for herein, from and after the Effective Time, Parent and its affiliates shall be indemnified and held harmless from the Escrow Fund, and, as provided in Section 7.2(c)(ii), by each Equityholder, from and against any and all claims, diminution in value losses, costs, expenses, liabilities, judgments, expenses, fines, awards, penalties, sanctions or other damages, and including any settlement costs, reasonable attorneys' fees and costs of investigation and preparation, expressly excluding consequential or punitive damages (other than with respect to diminution in value Losses or to the extent actually paid or payable by Parent or its affiliates to a Third Party (any and all such amounts, collectively, “Losses”) which Parent or any of its affiliates suffers or incurs by reason, directly or indirectly, of:
(i)any inaccuracy or misrepresentation in or breach by the Company of any representation or warranty of the Company contained herein or in any Ancillary Agreement;
(ii)any breach by the Company of any covenant or agreement of the Company contained herein or in any Ancillary Agreement;
(iii)any inaccuracy in the calculation, or the actual amount, of the Working Capital as of the Closing Date or any inaccuracy or misrepresentation in the Updated Capitalization Schedule or in the updated Equityholder Allocation List;
(iv)any amounts per share required to be paid in satisfaction of appraisal rights to the extent greater than the amounts to which any dissenting Stockholders would be entitled pursuant to the Merger (and including any Losses associated with any proceedings or settlement entered into to determine or settle the amount payable to dissenting Stockholders);
(v)any Taxes that are Pre-Closing Taxes to the extent such Taxes exceed the amount of such Taxes that reduced Working Capital in the Closing Date Working Capital Calculation, as finally determined; provided, however, that the tax liability referred to in the first bullet in item (iv) of Section 2.8(b) of the Company Schedule shall not be treated as a Pre-Closing Tax for this purpose; and
(vi)any Losses of Parent or the Surviving Corporation based on claims of the Equityholders relating to any actions taken by the Equityholder Agent hereunder or pursuant hereto.
For purposes of indemnification obligations hereunder and the calculation of Losses pursuant to Article VII, any inaccuracy in or breach of a representation of warranty shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to materiality set forth in such representation or warranty as to the scope, accuracy or completeness thereof, it being the intention of the parties that, subject only to the provisions of Section 7.2(c), Parent and its affiliates shall be indemnified and held harmless from and against any and all Losses arising out of or based upon or with respect to the failure of any such representation or warranty to be true, correct and complete in any respect. No investigation conducted by or on behalf of any party at any time and no disclosure provided to or knowledge of any party with respect to any event, condition or circumstance that renders inaccurate any representation or warranty (except, the disclosure set forth in the Company Schedule) or reveals the occurrence of a breach of any covenant of any other party contained in this Agreement or any Ancillary Agreement shall be deemed to be a waiver of, or to relieve such other party of any liability for: (i) the breach of any such representation, warranty or covenant, or (ii) any rights to indemnification or other remedy arising in connection therewith. Parent expressly reserves the right to seek indemnity pursuant to this Article VII for any Losses arising out of or relating to any such breach notwithstanding any investigation, disclosure or knowledge as described herein.
(b)Escrow Fund. At the Effective Time, without any act of any Equityholder, Parent will deposit the Escrow Amount into an escrow account with an institution (the “Escrow Agent”) selected by Parent and reasonably acceptable to the Company or Equityholder Agent, such deposit to establish and constitute the Escrow Fund. The Escrow Fund shall be governed by the terms set forth in this Section 7.2 and the Escrow Agreement entered into between Parent, the Equityholder Agent and the Escrow Agent in the form agreed by Parent, the Company and the Equityholder Agent (the “Escrow Agreement”), with such changes as the Escrow Agent may reasonably propose and Parent and the Equityholder Agent may agree to. To the extent that the provisions of the Escrow Agreement agreed by Parent and the Equityholder Agent differ from this Agreement, the Escrow Agreement shall govern. Parent shall pay one-half of the costs and expenses related to the establishment and maintenance of the Escrow Fund and the Equityholders shall pay one-half of such costs and expenses. The cash portion of the Escrow Amount shall be deposited into an interest bearing account and any interest earned thereon shall be added to the Escrow Fund and available to cover Losses of Parent and its affiliates hereunder. Any distributions on the shares of Parent Common Stock held in the Escrow Fund other than cash dividends shall be held by the Escrow Agent and shall be deemed attached to the shares of Parent Common Stock to which they pertain. Any cash dividends paid with respect to any Equityholder's Parent Common Stock held in the Escrow Fund shall be paid to such Equityholder. For applicable income tax purposes, any shares of Parent Common Stock and amounts distributed in respect thereof shall be treated as owned by the Equityholder on whose behalf such securities are being held. For applicable income tax purposes, any cash earned on the Escrow Amount and held in the Escrow Fund (other than amounts distributed with respect to Parent Common Stock held in the Escrow Fund, which amounts shall be treated as owned by the Equityholders) shall be treated as owned by Parent unless and until the Escrow Fund is released to the Equityholders, and Parent shall be entitled to receive distributions from such cash sufficient to satisfy its tax liabilities with respect thereto. The Equityholders shall not have the right to sell, transfer, pledge, hypothecate or otherwise dispose of any cash or securities held in the Escrow Fund or any interest therein for so long as they are held in the Escrow Fund, other than in connection with a sale by the Escrow Agent to satisfy claims as provided herein. Each Equityholder shall be entitled to vote the shares of Parent Common Stock held in the Escrow Fund on behalf of such Equityholder. Any amounts distributed to Parent from the Escrow Fund in payment of claims pursuant to this Article VII shall be taken pro rata from each Equityholder based on its Proportionate Interest, first from the cash included in the Escrow Fund on account of such Equityholder (to the extent thereof). To the extent the cash held in the Escrow Account on behalf of an Equityholder is not sufficient to satisfy such Equityholder's share of a claim, the Escrow Agent shall, on behalf of such Equityholder, sell an appropriate number of shares of Parent Common Stock to achieve proceeds equal to the amount to be distributed to Parent from the Escrow Fund in respect of such Equityholder and deliver the proceeds to Parent.
(c)Recourse to the Escrow Fund; Limitations.
(i)Except in the case of (A) indemnification under Sections 7.2(a)(iii), (iv) or (v) or (B) Special Losses, Parent shall not be entitled to indemnification under Section 7.2(a)  unless and until the aggregate of all Losses suffered by Parent and its affiliates hereunder exceeds $2,500,000 (the “Threshold”), whereupon the Parent and its affiliates shall be entitled to indemnification for the amount of all Losses incurred by Parent and its affiliates, including the amount of the Threshold; provided, that, except in the case of (A) indemnification under Sections 7.2(a)(iii), (iv) or (v) or (B) Special Losses, no item of Losses may be claimed by Parent or any of its affiliates or shall be included in calculating the aggregate Losses for purposes of this clause (ii) except when such item of Losses is in excess of $50,000 (the “Minimum Loss Amount”). An “item” of Loss shall refer to all Losses arising out of or relating to a single fact, circumstance, omission or event or a series of related facts, circumstances, omissions and/or events. Except in the case of (A) indemnification under Sections 7.2(a)(iii), (iv) or (v) or (B) Special Losses, under this Article VII, Parent shall not be entitled to recover more than an amount equal to (x) $28,0000,000 in cash and sale proceeds of shares of Parent Common Stock plus (y) the amount of interest earned on the Escrow Fund.
(ii)In the event that Parent or its affiliates incur Special Losses recoverable pursuant to this Article VII that are in excess of the Escrow Amount or incurred after the Escrow Fund has been released, the Equityholders shall indemnify and hold harmless Parent and its affiliates from and against all such Special Losses, severally and not jointly; provided that each Equityholder shall be responsible only for its pro rata portion (determined based on the proportion that the aggregate amount of Merger Consideration payable to such Equityholder bears to the aggregate total Merger Consideration (the Equityholder's “Pro Rata Portion”) of the aggregate amount of such Losses recoverable by Parent; and provided, further, the Equityholder's Pro Rata Portion of such Losses in all events shall be limited to the Merger Consideration received by such Equityholder (the “Cap”).
(iii)For the avoidance of doubt, from and after the Effective Time, (x) the provisions of this Section 7.2 shall be the sole and exclusive right and remedy of the Parent and its affiliates for any breach, inaccuracy or non-fulfillment of any representation, warranty, covenant or other provision contained in this Agreement, or for any other claims or Losses arising under or related to this Agreement and the transactions contemplated hereby; and (y) each Equityholder's aggregate maximum indemnification obligation under this Agreement and the Ancillary Agreements shall equal such Equityholder's Pro Rata Portion of the amount of the Cap. From and after the Effective Time, neither Parent nor its affiliates shall bring any claim with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, whether in contract, tort or otherwise, other than (A) an indemnification in accordance with this Section 7.2, and (B) a claim for Special Losses in accordance with this Section 7.2. The provisions of this Article VII constitute an integral part of the consideration given to the Equityholders pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Merger Consideration payable to the Equityholders in connection with the Merger and the other transactions contemplated by this Agreement.
(d)Termination and Distribution of Escrow Fund. The Escrow Fund shall terminate on the date that is twelve (12) months after the Effective Time; provided, however, that such portion of the Escrow Fund, which in the reasonable judgment of Parent is necessary to cover any unsatisfied or disputed Losses specified in any Officer's Certificate delivered to the Escrow Agent and the Equityholder Agent at or prior to termination of the Escrow Fund shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until all such claims have been satisfied or resolved. As soon after the scheduled expiration of the Escrow Fund as all claims for Losses have been satisfied or resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund to the Equityholders on whose behalf such Escrow Funds were deposited in accordance with their respective Proportionate Interests therein, and the proportion of cash and shares of Parent Common Stock deposited on behalf of such Equityholders.
(e)Claims. In order to make a claim for Losses pursuant to this Article VII, Parent shall deliver to Escrow Agent (solely with respect to Losses up to the Escrow Amount and subject to the last sentence of Section 7.2(c)(i)), and the Equityholder Agent a certificate signed by any authorized officer of Parent (an “Officer's Certificate”): (i) stating that Parent or its affiliates has paid, suffered or properly accrued or reasonably anticipates that it will pay, suffer or accrue Losses; (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, suffered or accrued, or the basis for such anticipated Losses; (iii) the nature of the Losses to which such item is related; and (iv) the amount of Losses Parent seeks from the Escrow Fund or otherwise; provided, however, that the amount specified by Parent as provided in clause (iv) shall not be irrevocable, and Parent may seek recovery in different amounts by a written supplemental notice to the Escrow Agent, as applicable, and Equityholder Agent. Parent shall not be estopped by any estimate it may make of the amount of any anticipated or actual Losses claimed in any Officer's Certificate, or the bases therefor, and Parent may submit amendments to any Officer's Certificate, or additional Officer's Certificates, in the event that actual or anticipated Losses, or the bases therefor, subsequently change or are determined to be different than represented in an Officer's Certificate previously delivered. Immediately upon receipt of such Officer's Certificate, the Escrow Agent shall set aside an amount in the Escrow Fund equal to the aggregate amount of Losses claimed from the Escrow Fund in the Officer's Certificate. The Escrow Agent shall not distribute any amounts to Parent out of the Escrow Fund for forty-five (45) days after the date of the Officer's Certificate, unless the Equityholder Agent authorizes the Escrow Agent to make such distribution prior to such date. To the extent that Parent has delivered an Officer's Certificate for an indemnification claim based on a Loss it anticipates paying, suffering or accruing but has not yet incurred, then the Escrow Agent shall not pay such claim to Parent until Parent notifies the Escrow Agent that Parent has actually paid or incurred such Loss, in which case the Escrow Agent shall promptly pay such amount to Parent, unless such Officer's Certificate is subject to an unresolved objection from the Equityholder Agent (but such notice of incurrence shall not start any new or restart any previous period for objection by the Equityholder Agent).
(f)Objections to Claims. The Escrow Agent shall distribute to Parent from the Escrow Fund, or, once the Escrow Fund has been exhausted or released, for Special Losses only, the Equityholders shall pay, the full amount of actual Losses claimed in the Officer's Certificate immediately after the forty-five (45) day waiting period specified in subparagraph (e) expires (or at such earlier date as the Equityholder Agent may authorize), unless prior to such time the Equityholder Agent delivers a written objection to the claim made in the Officer's Certificate (a “Notice of Dispute”) to the Escrow Agent, if applicable, with a copy to Parent and its counsel. The Notice of Dispute must include a reasonably detailed description of the basis of the objection, as well as the amount of Losses, if any, which the Equityholder Agent is not disputing. Any undisputed Losses immediately shall be paid by the Escrow Agent or the Equityholders, as applicable. If the Equityholder Agent does not timely deliver a Notice of Dispute, the Equityholder Agent shall be deemed to have irrevocably approved and consented to the payment of all Losses specified in the Officer's Certificate. The Escrow Agent and Parent shall be entitled to rely on and act in accordance with any written or deemed approval and consent of the Equityholder Agent in immediately distributing the amount of any actual Losses claimed in a specific Officer's Certificate (and in subsequently distributing amounts from the Escrow Fund to cover any anticipated Losses upon occurrence or incurrence), even if the Equityholder Agent subsequently objects to or disputes the nature or amount of Losses. At such time as the amounts in the Escrow Fund are depleted to cover Losses, all Equityholders automatically shall cease to have any claim on any portion of the Escrow Fund.
(g)Resolution of Conflicts.
(i)If the Equityholder Agent timely and properly delivers a Notice of Dispute, the Equityholder Agent and Parent shall attempt in good faith, for a period of ninety (90) days after the delivery of a Notice of Dispute, to agree upon the rights and responsibilities of the respective parties with respect to such Losses; provided that if the amount of such Losses relates to third party claims that are the subject of an ongoing proceeding before a court, arbitrator or Governmental Entity and remain to be definitively determined or are anticipated but not yet incurred, then the 90-day period specified above shall commence after the amount of Losses have been definitively determined unless otherwise agreed by the parties. If the Equityholder Agent and Parent should agree as a result of their good faith efforts as to the appropriate amount and treatment of such Losses, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Joint Written Instruction”) and shall be furnished to the Escrow Agent (to the extent the Losses are to be paid from the Escrow Fund). The Escrow Agent shall be entitled to rely on and act in accordance with any such Joint Written Instruction and promptly shall distribute to Parent the specified amounts from the Escrow Fund.
(ii)If no agreement can be reached after good faith negotiation, either Parent or the Equityholder Agent may initiate a proceeding in any court of competent jurisdiction to seek enforcement of its rights or resolution of the dispute under this Section 7.2. The Escrow Agent and Parent shall be entitled to act in accordance with any resulting court decision and make payments out of the Escrow Fund in accordance with any final judgment of a court of competent jurisdiction.
(h)Appointment of Equityholder Agent; Power of Attorney.
(i)If the Merger is approved, immediately upon the Effective Time and without further act of any Equityholder, David Vogel shall be appointed as the agent and attorney‑in‑fact (such person, and any successor or replacement thereof as provided below, the “Equityholder Agent”) for each Equityholder. The Equityholder Agent shall be authorized, for and on behalf of all Equityholders, to give and receive notices and communications, to authorize the distribution to Parent of monies from the Escrow Fund, to object to such distributions, to agree to, negotiate, enter into settlements and compromises of, litigate or arbitrate, comply with orders of courts and awards of arbitrators with respect to any claims for Losses and to take all other actions necessary or appropriate in the judgment of the Equityholder Agent to accomplish the foregoing. Each Equityholder agrees that the Equityholder Agent may consult with counsel chosen by the Equityholder Agent and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel. The Equityholder Agent may be replaced by the holders of at least sixty percent (60%) of the Proportionate Interests (the “Equityholder Majority”) from time to time upon not less than thirty (30) days prior written notice to Parent certifying that the Equityholder Agent has been removed by the requisite vote or consent of such holders, specifying the percentage of all Proportionate Interests so voted or consenting and specifying the substitute Equityholder Agent appointed by such holders. The Equityholder Agent may resign upon not less than thirty (30) days' notice to the Equityholder Majority and Parent, whereupon the Equityholder Majority shall, prior to the expiration of such 30-day period, appoint a replacement Equityholder Agent. No bond shall be required of the Equityholder Agent, and the Equityholder Agent shall not receive any compensation for his, her or its services. Notices or communications to or from the Equityholder Agent shall constitute notice to or from each of the Equityholders.
(ii)Neither the Equityholder Agent nor any agent employed by it shall incur any liability to Parent, Merger Sub, Merger Sub I, Surviving Corporation or any Equityholder or holder of Company Options or Cashed-Out Options relating to the performance of the Equityholder Agent's duties or exercise of the Equityholder Agent's rights hereunder, except for actual fraud or bad faith acts by the Equityholder Agent or pursuant to the commission by the Equityholder Agent on a continuing basis of acts or omissions finally determined by a court of competent jurisdiction to have been willful or grossly negligent. By virtue of having approved and adopted this Agreement or by delivering a Letter of Transmittal, each of the Equityholders hereby severally and not jointly agrees to indemnify and hold harmless the Equityholder Agent and any agent employed by it against any loss, liability or expense incurred (i) without fraud or bad faith on the part of the Equityholder Agent and (ii) other than pursuant to the commission by the Equityholder Agent of acts or omissions finally determined by a court of competent jurisdiction to have been willful or grossly negligent arising out of or in connection with its performance or exercise of obligations and rights under this Agreement. The Equityholder Agent shall be entitled to receive reimbursement from the Equityholder Agent Reimbursement Set-Aside for any and all expenses, charges and liabilities, including reasonable attorneys' fees, incurred by the Equityholder Agent in the performance or discharge duties and obligations under this Agreement and the Ancillary Agreements. To the extent the Equityholder Agent is entitled to indemnification pursuant to this Section, each Equityholder shall bear its Proportionate Interest of amounts payable to satisfy such claim. The Equityholder Agent shall be entitled to advancement and reimbursement of expenses upon release of amounts from the Escrow Fund, as provided in the Escrow Agreement.
(iii)The Equityholder Agent Reimbursement Set-Aside shall be held by the Escrow Agent in a separate account for reimbursements payable to the Equityholder Agent under this Section 7.2. Any portion of the Equityholder Agent Reimbursement Set-Aside deposited with the Escrow Agent at the Closing that has not been utilized by the Equityholder Agent pursuant to the terms of this Agreement at or prior to such time as the amounts in the Escrow Fund are depleted to cover Losses, shall be distributed to the Equityholders pursuant to the instructions of the Equityholder Agent.
(i)Actions of the Equityholder Agent. Any decision, act, consent or instruction of the Equityholder Agent shall constitute a decision of all Equityholders and shall be final, binding and conclusive upon each of the Equityholders. The Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Equityholder Agent as being the decision, act, consent or instruction of each and every Equityholder. The Escrow Agent, the Company (and the Surviving Corporation after the Merger) and Parent hereby are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Equityholder Agent or for any actions taken by the Equityholder Agent.

(j)Adjustment to Merger Consideration. It is the intention of the parties hereto that any payment under this Section 7.2 shall be treated as an adjustment to the Merger Consideration for federal, state, local and foreign income Tax purposes and the parties agree to file their Tax Returns accordingly, unless a final determination (within the meaning of Code Section 1313) causes any such payment not to be treated as an adjustment.
(k)Subrogation. If Parent or any of its affiliates receives an indemnification payment hereunder, and has a claim against (i) an insurer under a policy maintained by the Company immediately prior to the Effective Time or (ii) any other Contract of the Company or its subsidiaries in existence immediately prior to the Effective Time, in respect of the related Losses, then the Equityholder Agent shall be subrogated to the rights and claims of Parent and its affiliates against such third party. The Equityholder Agent shall not, however, have the right to collect aggregate payments form such third part(ies) in excess of the actual amount of the indemnification payment previously paid with respect to such Losses. Parent and its affiliates will execute and deliver such documents and take such other actions as the Equityholder Agent may reasonably require in order to give effect to this Section 7.2(k). Notwithstanding the foregoing, if Parent reasonably determines that such subrogation would materially adversely affect its relationship with a material customer or supplier of the Company, it may elect not to permit subrogation in such case.
7.3    Third Party Claims. If Parent becomes aware of any third‑party claim which Parent believes may result in a claim for Losses, against the Escrow Fund or otherwise (a “Third Party Claim”), Parent shall promptly notify the Equityholder Agent of such claim; provided, however, that failure to give such notice shall not relieve the Equityholders of their obligations hereunder, except to the extent they shall have been materially prejudiced by such failure.
(a)In case any Third Party Claim is asserted against Parent or any of its affiliates, the Equityholder Agent will be entitled, if the Equityholder Agent so elects by written notice delivered to Parent within fourteen (14) days after receiving Parent's notice of such claim, to assume the defense thereof, at the sole expense of the Equityholders, independent of the Escrow Fund, with counsel chosen by the Equityholder Agent and reasonably satisfactory to Parent, so long as:
(i)Parent has determined reasonably and in good faith that Losses which may be incurred as a result of the Third Party Claim (taking into account if the amount of Losses specified in such Third Party Claim is less than the Escrow Fund) are not reasonably expected to exceed either individually, or when aggregated with all other actual or reasonably anticipated Third Party Claims, the total dollar value of the Escrow Fund;
(ii)the Third Party Claim involves only monetary damages; and
(iii)if the Third Party Claim pertains to Taxes, Parent has reasonably determined that the resolution will not (A) affect the Taxes of any entity other than the Surviving Corporation (or its subsidiaries as of the date hereof) (B) will not affect Taxes of the Parent, the Surviving Corporation or their subsidiaries for any period ending after the Closing Date, and (C) and will not require disclosure of Tax information with respect to Parent or its subsidiaries (other than Surviving Corporation and its subsidiaries as of the date hereof) that is confidential.
(b)If the Equityholder Agent so assumes any such defense, the Equityholder Agent shall conduct the defense of the Third Party Claim in good faith. The Equityholder Agent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent and/or any of its affiliates, as applicable, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement requires only the payment of monetary damages that are paid in full from the Escrow Fund.
(c)In the event that the Equityholder Agent assumes the defense of the Third Party Claim in accordance with Section 7.2(a), Parent or any of its affiliates may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Parent unless Parent or such affiliate shall reasonably determine after consultation with counsel that there is a conflict of interest between or among Parent or affiliate of Parent, on the one hand, and the Equityholder Agent and the Equityholders, on the other hand, with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be paid out of the Escrow Fund if any Losses related to such Third Party Claim are determined to be indemnifiable Losses in accordance with this Article VII. Parent will, at the Equityholders' expense, cooperate in the defense of the Third Party Claim Such cooperation shall include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the Equityholder Agent and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to the Equityholder Agent and/or its counsel all information under the control of the Parent, Surviving Corporation or its subsidiaries that is reasonably deemed necessary by the Equityholder Agent and/or its counsel for the defense or prosecution of such matter.
(d)In the event that the Equityholder Agent does not or may not assume the defense of a Third Party

Claim, Parent shall reasonably consult with the Equityholder Agent prior to the settlement of any such claim and discuss with the Equityholder Agent in good faith any input regarding the claim and potential settlement the Equityholder Agent may have prior to any settlement (in each case, to the extent the terms thereof are not subject to a confidentiality agreement with the claimant). After such consultation (or in the event that Parent is prohibited from consulting or the Equityholder Agent elects not to consult with Parent), Parent shall have the right to settle any such claim, even if the terms thereof are inconsistent with those proposed or advocated by the Equityholder Agent; provided, however, that, except with the prior written consent of the Equityholder Agent, no settlement of any such claim or consent to entry of any judgment with respect to such Third-Party Claim shall alone be determinative of the validity or amount of the Third-Party Claim as an indemnifiable claim. If the Equityholder Agent consents to the general economic terms of such settlement, the settlement of any such Third Party Claim shall be determinative of the amount of any claim for Losses and no Equityholder shall have any power or authority to object under any provision of this Article VII to the settlement or the amount of any claim for Losses by Parent against the Escrow Fund or otherwise with respect to such settlement to the extent the amount of Losses claimed are consistent with the terms of such settlement.
ARTICLE VIII
TERMINATION, EXPENSES, AMENDMENT AND WAIVER
8.1    Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Merger has been approved by the Stockholders:
(a)by mutual consent of Parent and the Company;
(b)by Parent or the Company if (i) any court or Governmental Entity of competent jurisdiction shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or (ii) the Merger has not been consummated on or before September 30, 2011 (such date, the "Final Date"), provided, however that no party may terminate this Agreement pursuant to clause (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;
(c)by the Company if (i) there shall have been a breach of any representation or warranty of Parent, Merger Sub or Merger Sub I set forth in this Agreement or if any such representation or warranty of Parent, Merger Sub or Merger Sub I shall have become untrue such that the condition set forth in Section 6.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent, Merger Sub or Merger Sub I of any of its covenants or agreements hereunder such that the condition set forth in Section 6.2(b) would be incapable of being satisfied by the Final Date, and Parent, Merger Sub or Merger Sub I, as the case may be, has not cured such breach within twenty (20) business days after notice by the Company thereof, provided that the Company has not breached any of its representations and warranties or obligations hereunder in any material respect; or
(d)by Parent if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any such representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition Sub has breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any of its covenants or agreements hereunder such that the condition set forth in Section 6.3(b) would be incapable of being satisfied by the Final Date, and the Company has not cured such breach within twenty (20) business days after notice by Parent or Acquisition Sub thereof, provided that neither Parent nor Acquisition Sub has breached any of its representations and warranties or obligations hereunder in any material respect; or
(e)by Parent, prior to the time the Company delivers the Stockholder Approval, if the Company has not delivered the Stockholder Approval to Parent within seven (7) hours after the time of execution of this Agreement.
8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, Merger Sub I or the Company, or their respective officers, directors or stockholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; provided, further, that the provisions of Sections 5.2, 5.3, 8.2, 8.3 and Article IX of this Agreement and the definitions of any defined terms used in such provisions shall remain in full force and effect and survive any termination of this Agreement.
8.3    Fees and Expenses. Except as expressly provided otherwise herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.
8.4    Amendment. Except as otherwise required by Applicable Law, this Agreement may be amended by the parties hereto at any time after the Stockholders approve this Agreement pursuant to a written instrument executed by the Company, Parent, Merger Sub, Merger Sub I and, as to matters expressly involving the Equityholder Agent, the Equityholder Agent.
8.5    Extension; Waiver. At any time prior to the Effective Time, Parent, Merger Sub and Merger Sub I, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if in writing and signed by an authorized agent of such party.
ARTICLE IX
GENERAL PROVISIONS
9.1    Notices. All notices and other communications hereunder shall be in writing and deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address as a party from time to time may specify by like notice):
(a)if to Parent, Merger Sub or Merger Sub I, to:
ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, CA 91361
Attention: Chief Financial Officer
with a copy (which shall not constitute notice) to Parent's Counsel:
Gibson Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, California  94105
Attention: Stewart L. McDowell
Facsimile No.: (415) 393-8322
(b)if to the Company, to:
Dotomi, Inc.
168 North Clinton St., Fourth Floor
Chicago, Illinois 60661
Attention: John Giuliani
with a copy to the Company's Counsel:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Brian D. Goldstein
Facsimile No.: (617) 502-5110
(c)if to the Equityholder Agent, to:
David Vogel, Equityholder Agent
c/o Corning Capital - 3rd Floor
10 Liberty Square
Boston, MA 0210    9
(d)if to the Escrow Agent, to:

the address specified in writing by the Escrow Agent upon appointment and provided to the parties hereto.
with copies to:
the Company's Counsel and Parent's Counsel at the addresses above.
9.2    Interpretation. Unless the context clearly indicates otherwise (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this Agreement as a whole and not to any particular Article, Section or subsection, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation” and (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Governmental Entity. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
9.3    Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
9.4    Entire Agreement; Third Party Beneficiaries; Assignment. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter; (b) except for the Indemnified D&O persons as provided in Section 5.15, are not intended to and shall not confer upon any other person (including those persons listed on any exhibits or schedules attached hereto or any Equityholders or holders of Company Options or Cashed-Out Options) any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.
9.5    Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto. The parties further agree that any such void or unenforceable provision of this Agreement shall be deemed replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.6    Remedies; Exercise of Rights. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof (or failure to exercise) preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.
9.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts or choice of law principles.
9.8    Jurisdiction and Venue; Attorney's Fees; Waiver of Jury Trial. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal or state courts located in the State of Delaware and each party hereto hereby unconditionally and irrevocably submits and consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party. In addition to any damages or other recovery to which a party may be entitled hereunder or at law or in equity (including any right to recoup Losses from the Escrow Fund), the prevailing party in any action to enforce this Agreement or to seek any right or remedy available hereunder or at law or in equity shall be entitled to reasonable attorney's fees and costs incurred in connection with such action and any related appeals therefrom.
9.9    Specific Performance. The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.
9.10    Rules of Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Ancillary Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof. Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter shall have no application to this Agreement or any Ancillary Agreement. Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement and each Ancillary Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.
9.11    Certain Definitions. For the purposes of this Agreement the term:
(a)“business day” means any day other than a day on which the banks in the city of Los Angeles, California are closed;
(b)“capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;
(c)“knowledge” or “known” or “aware of” means, with respect to any matter in question, the collective knowledge of such matter of, in the case of the Company, John Giuliani. The Company shall also be deemed to have knowledge of the matters contained in all books and records of John Giuliani and of matters as John Giuliani would be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation concerning the existence of such matter;
(d)“person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity including any Governmental Entity;
(e)“Pre-Closing Taxes” (and Losses relating or with respect thereto) shall mean (A) all Taxes for which the Company or any of its subsidiaries could be held liable that are due with respect to periods ending on or prior to the Closing Date, (B) all Taxes of the Company or any of its subsidiaries that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, (C) all Taxes due with respect to any period for which the Company or any of its subsidiaries has filed or is required to file a Tax Return, (D) all Taxes (including, without limitation, transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees and any penalties and interest) incurred in connection with the transactions contemplated by this Agreement, (E) all fees, costs and other expenses incurred in preparing and filing all Tax Returns with respect to any taxable period beginning prior to the Closing Date and (F) other Losses incurred with respect to amounts described in clauses (A) through (E) of this sentence. Taxes attributable to the portion of the Straddle Period ending at the close of business on the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit and state and local apportionment factors of the Company for the Straddle Period shall be allocated to the period ending on the close of business on the Closing Date on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date. However, (1) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (2) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis
(f)“subsidiary” or “subsidiaries” of the Company, Parent, the Surviving Entity or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

DOTOMI, INC. By: Name: Title:	VALUECLICK, INC. By: Name: Title:
EQUITYHOLDER AGENT David Vogel	DRAGON SUBSIDIARY CORP. By: Name: Title:
VIPER SUBSIDIARY LLC. By: Name: Title: